                                                Filed Pursuant to Rule 424(b)(2)
                                                              File No. 333-67383

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 2, 1999)

                                 $1,000,000,000

                             BANKBOSTON CORPORATION

                               MEDIUM-TERM NOTES

                                ---------------

BankBoston Corporation may offer from time to time Medium-Term Notes. The specific terms of any Notes offered will be included in a Pricing Suppplement. Unless the Pricing Supplement provides otherwise, the Notes offered will have the following general terms:

 . Stated maturities of 9 months or    . Interest payments on Fixed Rate
  more                                  Notes on each June 15 and December 15

 . Fixed or floating interest rate.    . Interest payments on Floating
  The floating interest rate formula    Rate Notes monthly, quarterly,
  will be based on:                     semi-annually or annually

 -- CMT rate                          . Redemption and/or repayment
                                        provisions, if applicable,
 -- Commercial paper rate               whether mandatory or at our
                                        option
 -- Federal Funds Rate
                                      . Payments in U.S. dollars or a
 -- LIBOR                               foreign or composite currency

 -- Prime rate                        . Minimum denominations of $1,000
                                        or other specified denominations
 -- Treasury rate                       for a foreign currency or unit of
                                        currencies
 -- Any other rate specified in the
    applicable Pricing Supplement

                                ---------------

 Investing in the Notes involves certain risks. See "Risk Factors" on page S-3.

                                ---------------

              Price to       Agents' Discounts            Proceeds to
               Public        and  Commissions             Corporation
           -------------- ----------------------- ---------------------------
Per Note..      100%           .125% - .750%           99.875% - 99.250%
Total..... $1,000,000,000 $1,250,000 - $7,500,000 $998,750,000 - $992,500,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each Agent will solicit offers to purchase the Notes as an agent for BankBoston Corporation. Each Agent has agreed to use its reasonable efforts to sell the Notes.

The Notes constitute our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries. The Notes are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                                ---------------

MORGAN STANLEY DEAN WITTER                    BANCBOSTON ROBERTSON STEPHENS INC.
BEAR, STEARNS & CO. INC.                                   CHASE SECURITIES INC.
CREDIT SUISSE FIRST BOSTON                                       LEHMAN BROTHERS
MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY

February 3, 1999

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                          Prospectus Supplement
Risk Factors.............................................................  S-3
Consolidated Ratios of Earnings to Fixed Charges.........................  S-4
Description of Notes.....................................................  S-5
Special Provisions Relating to Foreign Currency Notes.................... S-24
Certain United States Federal Income Tax Considerations.................. S-27
Plan of Distribution..................................................... S-37
Legal Opinions........................................................... S-38

                               Prospectus
BankBoston Corporation...................................................    3
Where You can Find More Information......................................    3
Incorporation of Information We File with the SEC........................    3
Consolidated Ratios of Earnings to Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividend Requirements.......................    4
Supervision and Regulation...............................................    4
Use of Proceeds..........................................................    5
Description of Debt Securities...........................................    6
Description of Preferred Stock...........................................   16
Description of Common Stock..............................................   21
Description of Capital Securities........................................   23
Description of Securities Warrants.......................................   23
Plan of Distribution.....................................................   25
Legal Opinions...........................................................   26
Experts..................................................................   26

   You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus. We have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement and in the accompanying Prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this Prospectus Supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  RISK FACTORS

   Your investment in the Notes will include certain risks. This Prospectus Supplement does not describe all of the risks of an investment in Notes, whether resulting from such Notes being denominated or payable in, or determined by reference to, a currency or composite currency other than U.S. dollars or to one or more interest rate, currency or other indices or formulas, or otherwise. We and the Agents disclaim any responsibility to advise you of such risks as they exist at the date of this Prospectus Supplement or as they change from time to time. You should consult your own financial and legal advisors as to the risks entailed by an investment in such Notes and the suitability of investing in such Notes in light of your particular circumstances. Such Notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions or transactions involving the applicable interest rate or currency index or other indices or formulas. Prospective investors should carefully consider, among other factors, the matters described below.

Structure Risks

 General

   If you invest in Notes indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that principal, premium or interest may not be paid or, if paid, may be a lower amount and at different times than you may have expected. We have no control over many matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable with respect to the Notes contains a multiplier or leverage factor, the effect of any change in the index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may continue in the future. Fluctuations in the past, however, are not necessarily indicative of what may occur in the future.

 Redemption

   If your Notes are redeemable at our option or are otherwise subject to mandatory redemption, we may (in the case of optional redemption) or must (in the case of mandatory redemption) choose to redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

 Uncertain Trading Markets

   The Notes will not have an established trading market when issued and we cannot assure that a trading market for your Notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include:

  . complexity and volatility of the index or formula applicable to the Notes,

  . method of calculating the principal, any premium and interest in respect of the Notes,

  .  time remaining to the maturity of the Notes,

  .  outstanding amount of the Notes,

  .  redemption features of the Notes,

  . amount of other debt securities linked to the index or formula applicable to the Notes,

  .  index or formula applicable to the Notes, and

  .  level, direction and volatility of market interest rates.

   In addition, certain Notes may have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell the Notes. This may affect the price you receive for the Notes or your ability to sell the Notes at all. You should not purchase Notes unless you understand and know you can bear the risk that such Notes may not be readily saleable, that the value of such Notes will fluctuate over time and that such fluctuations may be significant.

Exchange Rates and Exchange Controls

   If you invest in Notes that are denominated and/or payable in a currency other than U.S. dollars or in a composite currency ("Foreign Currency Notes"), there will be significant risks that are not associated with an investment in a debt security denominated and payable in U.S. dollars. Such risks include the possibility of material changes in the exchange rate between U.S. dollars and your payment currency and the possible imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies or composite currencies. Moreover, if payments on your Foreign Currency Notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, exchange rates between certain currencies have been highly volatile and volatility between these currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar-equivalent yield of your Foreign Currency Notes, in the U.S. dollar-equivalent value of the principal and any premium payable at maturity or earlier redemption of your Foreign Currency Notes and, generally, in the U.S. dollar-equivalent market value of your Foreign Currency Notes.

   Governmental exchange controls could affect exchange rates and the availability of your payment currency on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date due to other circumstances beyond our control. In these cases, we will be allowed to satisfy our obligations in respect of your Foreign Currency Notes in U.S. dollars.

Credit Ratings

   The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on the value of your Notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of your Notes.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

   Our ratios of earnings to fixed charges are set forth below for the periods indicated:

                                                                       Nine
                                                                      Months
                                                                       Ended
                                                                     September
                                                                        30,
                                                                     ----------
                                                                     1998  1997
                                                                     ----  ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits.................................... 2.03x 2.33x
  Including Interest on Deposits.................................... 1.41  1.53

   For purposes of computing the above ratios, we have included in "earnings" our consolidated net income (without taking into account extraordinary items and the cumulative effect of changes in accounting principles) plus applicable income taxes and fixed charges.

   To compute fixed charges, excluding interest on deposits, we have included interest expense (other than on deposits) and the portion of rent expense that we consider approximates interest, minus sublease rental income. To compute fixed charges, including interest on deposits, we have included all interest expense and the portion of rent expense that we consider approximates interest, minus sublease rental income.

                              DESCRIPTION OF NOTES

   The following description of the Notes supplements the description of the general terms and provisions of the Debt Securities as set forth under the heading "DESCRIPTION OF DEBT SECURITIES" in the accompanying Prospectus. If the following description is inconsistent with the description contained in the accompanying Prospectus, then the following description replaces and supersedes the description contained in the accompanying Prospectus. The following description will apply to each Note unless otherwise specified in the applicable Pricing Supplement. If we have not defined certain terms in this Prospectus Supplement, then we have defined them in the accompanying Prospectus or the Indentures described below.

General

   The Notes will be either Senior Notes or Subordinated Notes. The Senior Notes and the Subordinated Notes are referred to in the accompanying Prospectus as "Senior Securities" and "Subordinated Securities," respectively. We will issue the Senior Notes as a single series under an indenture that we entered into as of June 15, 1992 (the "Senior Indenture") with Norwest Bank Minnesota, National Association, as trustee ("Norwest" or the "Trustee"). We will issue the Subordinated Notes as a single series under an indenture that we entered into as of June 15, 1992 with Norwest, as trustee. We amended the indenture for the Subordinated Securities by the First Supplemental Indenture dated as of June 24, 1993 (the indenture for the Subordinated Securities, as amended, is the "Subordinated Indenture", together with the Senior Indenture, they are referred to as the "Indentures"). Under each of these Indentures, Norwest will act as Trustee for the security holders. We may use this Prospectus Supplement, together with the accompanying Prospectus and any Pricing Supplement, in connection with the offer and sale of the Notes in an aggregate initial offering price of up to $1,000,000,000 (or its equivalent in foreign currencies or composite currencies). This amount is subject to reduction as a result of our future sales of Securities described in the accompanying Prospectus.

   Neither of the Indentures limit the aggregate principal amount of Debt Securities that we may issue. Each Indenture provides that we may issue Debt Securities from time to time in one or more series up to the aggregate principal amount that we may authorize from time to time. As of the date of this Prospectus Supplement, we had issued $2,815,000,000 aggregate principal amount of Debt Securities under the Indentures, $2,215,000,000 of which was then outstanding. As of such date, $2,065,000,000 aggregate initial offering price of Senior Notes had been issued, $1,465,000,000 of which were then outstanding, and $750,000,000 aggregate initial offering price of Subordinated Notes had been issued, $750,000,000 of which were then outstanding. As of the date hereof, we have authorized the issuance and sale of up to an additional $1,000,000,000 aggregate initial offering price, or the equivalent thereof in one or more foreign or composite currencies, of Notes. We may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indentures in addition to the $1,000,000,000 aggregate initial offering price of Notes offered hereby and the other Debt Securities previously issued.

   The Notes will not be entitled to the benefit of a sinking fund or to the defeasance and covenant defeasance provisions contained in the Indentures.

   The Notes are our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the FDIC, the Bank Insurance Fund or any other government agency.

   We will offer the Notes on a continuous basis and they will mature on any day nine months or more from their dates of issue (the "Stated Maturity Date"), as specified in the applicable Pricing Supplement. Unless we specify otherwise in the applicable Pricing Supplement, interest-bearing Notes will either be Fixed Rate Notes or Floating Rate Notes. The Notes may also be issued with original issue discount ("Discount Notes") and these Notes may or may not bear any interest.

   The Notes will be our unsecured obligations. The Senior Notes will rank on a parity with our other unsecured and unsubordinated indebtedness. The Subordinated Notes will be subordinate in right of payment to all of our existing and future Senior Indebtedness as described under "DESCRIPTION OF DEBT SECURITIES--SUBORDINATED SECURITIES--Subordination" in the accompanying Prospectus. At September 30, 1998, our outstanding Senior Indebtedness, exclusive of our guarantees and other contingent obligations, was approximately $1.6 billion.

   Payment of principal of the Subordinated Notes may be accelerated only in the case of our bankruptcy, insolvency or reorganization or the receivership of BankBoston, N.A. (the "Bank"). You have no right of acceleration of the payment of principal of the Subordinated Notes upon our default in the payment of principal or interest on the Subordinated Notes or in our performance of any covenant contained in the Subordinated Indenture. See "DESCRIPTION OF DEBT SECURITIES--SUBORDINATED SECURITIES--Events of Default; Defaults" in the accompanying Prospectus. Except as we may set forth in a supplement to this Prospectus Supplement, we may not convert the Subordinated Notes into any other securities. The Subordinated Notes are not Securities for which we may exchange Capital Securities. See "DESCRIPTION OF DEBT SECURITIES--SUBORDINATED SECURITIES--Exchangeability" in the accompanying Prospectus.

   Unless we specify otherwise in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in U.S. dollars. The Notes may also be denominated in, and payments of principal of, and premium, if any, and interest in respect thereof may be made in, currencies other than U.S. dollars or composite currencies ("Foreign Currency Notes"). The currency or composite currency in which a Note is denominated, whether U.S. dollars or otherwise, is referred to as the "Specified Currency" with respect to that Note. If a currency or composite currency is no longer legal tender for the payment of public and private debts in the relevant country, then another currency or composite currency which is then legal tender in that country for the payment of such debts will be the Specified Currency. See "SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES--Payments of Principal and Premium, if any, and Interest."

   Unless we specify otherwise in the applicable Pricing Supplement, you are required to pay for Foreign Currency Notes in the Specified Currency in which the Notes are denominated. At the present time, the United States has limited facilities for the conversion of U.S. dollars into foreign currencies or composite currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The Agents may arrange for the conversion of U.S. dollars into the Specified Currency to enable the purchasers to pay for the Notes, if the purchaser makes a request on or prior to the third Business Day (as defined below) preceding the date of delivery of the Foreign Currency Notes, or by such other day as the applicable Agent determines. The applicable Agent will make each such conversion on the terms and subject to the conditions, limitations and charges as the Agent may from time to time establish in accordance with its regular foreign exchange practices. The purchasers of the Foreign Currency Notes will bear all costs of exchange. See "SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES."

   Interest rates on the Notes that we offer may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction. We may change the interest rates, interest rate formulas and other variable terms of the Notes from time to time, but no such change will affect any Note that we have already issued or as to which we have accepted an offer to purchase.

   We will issue each Note in fully registered form as a Book-Entry Note. The authorized denominations of each Note, other than a Foreign Currency Note, will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. The authorized denominations of each Foreign Currency Note will be specified in the applicable Pricing Supplement. You may transfer or exchange Book-Entry Notes only through the Depositary. See "Book-Entry System."

   Our principal subsidiary, BankBoston, N.A. (the "Bank"), will act as our paying agent with respect to the Notes through its head office in Boston, Massachusetts and through its agent, the Boston EquiServe Division of EquiServe Limited Partnership at the office of Securities Transfer and Reporting Services, Inc. in the Borough of Manhattan in The City of New York (collectively, the "Paying Agents"). We will make payments of principal of, and premium, if any, and interest on, Book-Entry Notes to the Depositary through the Paying

Agents. For special payment terms applicable to Foreign Currency Notes, see "SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES--Payments of Principal and Premium, if any, and Interest."

   As used in this Prospectus Supplement, "Business Day" means any day, other than a Saturday or Sunday, that is not:

    (i)   a legal holiday, nor

    (ii) a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York or Boston, Massachusetts, nor

    (iii) with respect to Foreign Currency Notes where the payment is to be made in a Specified Currency other than U.S. dollars, a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the Specified Currency, nor

    (iv) where the Specified Currency is euro, a day on which the Trans-European Automated Real-Time Gross Settlement Express Target (TARGET) System is closed.

   With respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day must also be a London Business Day. "London Business Day" means any day on which commercial banks are open for business, including dealings in the Designated LIBOR Currency, in London. References to "Principal Financial Center" mean:

    (i)   the capital city of the country issuing the Specified Currency, or

    (ii) the capital city of the country to which the Designated LIBOR Currency relates, as applicable,

except, in the case of (i) or (ii) above, that with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney and (solely in the case of the Specified Currency) Melbourne, Toronto, Frankfurt, Amsterdam, London (solely in the case of the Designated LIBOR Currency), Johannesburg and Zurich, respectively.

Interest

 General

   We have provided a Glossary at the end of this section to define the capitalized words used in discussing the interest rates borne by the Notes.

   The interest rate on the Notes will either be fixed (the "Fixed Rate Notes") or floating (the "Floating Rate Notes"). The interest paid will include interest accrued from and including the immediately preceding Interest Payment Date or the date of issue, if no interest has been paid with respect to the Notes, to, but excluding, the related Interest Payment Date or the Maturity Date, as applicable.

   Each Fixed Rate Note will bear interest from its date of issue at the rate per annum specified in the Pricing Supplement for that offering. Each Floating Rate Note will bear interest from its date of issue pursuant to the interest rate formula specified in the applicable Pricing Supplement. In each case, we will pay interest until the principal of the Note is paid or duly made available for payment.

   Interest will be payable in arrears on:

  (a) each Interest Payment Date specified in the applicable Pricing Supplement on which an installment of interest is due and payable and

  (b) on the Stated Maturity Date or any prior date on which the principal, or an installment of principal, of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at our option, repayment at the option of the Holder or otherwise (the Stated Maturity Date or the prior date, as the case may be, is referred to as the "Maturity Date").

   Unless we otherwise specify in the applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Record Date and the related Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on the next succeeding Record Date. Unless otherwise specified, "Record Date" means the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

 Fixed Rate Notes

   Unless we otherwise specify in the applicable Pricing Supplement, the "Interest Payment Dates" for the Fixed Rate Notes will be June 15 and December 15 of each year and the Maturity Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise set forth in the related Pricing Supplement.

   If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on the payment for the period from and after the Interest Payment Date or the Maturity Date, as the case may be, to the date of the payment on the next succeeding Business Day.

 Floating Rate Notes

   Unless we otherwise specify in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. In the applicable Pricing Supplement we will specify the "Interest Rate Basis" or "Interest Rate Bases" by reference to which interest will be determined, which may be one or more of:

    (i)   the "CMT Rate," in which case the Notes will be a "CMT Rate Note,"

    (ii) the "Commercial Paper Rate," in which case the Note will be a "Commercial Paper Rate Note,"

    (iii) the "Federal Funds Rate," in which case the Note will be a "Federal Funds Rate Note,"

    (iv)  "LIBOR," in which case the Note will be a "LIBOR Note,"

    (v)   the "Prime Rate," in which case the Note will be a "Prime Rate
          Note,"

    (vi) the "Treasury Rate," in which case the Note will be a "Treasury Rate Note," or

    (vii) such other Interest Rate Basis or interest rate formula as we may set forth in the applicable Pricing Supplement.

   In the applicable Pricing Supplement we will also specify certain additional terms with respect to the Floating Rate Notes offered thereby, including:

    (i) whether the Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note,"

    (ii) the Fixed Rate Commencement Date and Fixed Interest Rate, as applicable,

    (iii) the Initial Interest Rate, Interest Reset Period and Dates,

    (iv)  Record Dates, Interest Payment Period and Dates,

    (v) Index Maturity, Maximum Interest Rate and Minimum Interest Rate, if any,

    (vi)  the Spread and/or Spread Multiplier, if any, and

    (vii) if one or more of the applicable Interest Rate Bases is LIBOR, the Designated LIBOR Currency and the Designated LIBOR Page.

   The interest rate borne by the Floating Rate Notes will be determined as follows:

     1. Unless we designate the Floating Rate Note as a "Floating Rate/Fixed Rate Note," an "Inverse Floating Rate Note" or as having an Addendum attached, the Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     2. If we designate the Floating Rate Note as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, the Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date. The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate and the interest rate in effect for the period commencing on, and including, the Fixed Rate Commencement Date to, but excluding, the Maturity Date shall be the Fixed Interest Rate, if the rate is specified in the applicable Pricing Supplement or, if no Fixed Interest Rate is so specified, the interest rate in effect thereon on the Business Day immediately preceding the Fixed Rate Commencement Date.

     3. If we designate the Floating Rate Note as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, the Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the applicable Pricing Supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Unless we otherwise specify in the applicable Pricing Supplement, the interest rate on the Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date. The interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

   If we designate the Floating Rate Note as having an Addendum attached, the Floating Rate Note will bear interest in accordance with the terms described in the Addendum and the applicable Pricing Supplement.

   Unless we specify otherwise in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined as described below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

   In the applicable Pricing Supplement we will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each referred to as an "Interest Reset Period") and the dates on which the rate of interest will be reset (each referred to as an "Interest Reset Date").

   Unless we otherwise specify in the applicable Pricing Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset:

    (i)  daily, each Business Day;

    (ii) weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below);

    (iii) monthly, the third Wednesday of each month;

    (iv) quarterly, the third Wednesday of March, June, September and December of each year,

    (v) semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and

    (vi) annually, the third Wednesday of the month specified in the applicable Pricing Supplement;

   With respect to Floating Rate/Fixed Rate Notes, the rate of interest in effect for the period from the Fixed Rate Commencement Date to the Maturity Date shall be the Fixed Interest Rate or, if no Fixed Interest Rate is specified, the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, as specified in the applicable Pricing Supplement.

   If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

   The interest rate applicable to each day in an Interest Reset Period will be the rate determined by the Calculation Agent as of the Interest Determination Date immediately preceding the Interest Reset Date on which the Interest Reset Period commenced and calculated on or prior to the Calculation Date, except with respect to LIBOR, which will be calculated on the Interest Determination Date.

   Each Floating Rate Note will bear interest from the date of issue at the rates specified in the applicable Pricing Supplement until the principal thereof is paid or otherwise made available for payment.

   If any Interest Payment Date for any Floating Rate Note (other than the Maturity Date) would otherwise be a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding day that is a Business Day. In the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, if that Business Day falls in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest shall accrue on the payment for the period from and after the Maturity Date to the date of the payment on the next succeeding Business Day.

   A Floating Rate Note may also have either or both of the following:

    (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period, referred to as a "Maximum Interest Rate" and

    (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period, referred to as a "Minimum Interest Rate."

   In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by Massachusetts law, as the same may be modified by United States law of general application.

   With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless we otherwise specify in the applicable Pricing Supplement, the interest factor for each day will be computed by dividing the interest rate applicable to that day by 360, in the case of Floating Rate Notes for which the Interest Rate Basis is the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which the Interest Rate Basis is the CMT Rate or the Treasury

Rate. Unless we otherwise specify in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

   All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)). All amounts used in or resulting from the calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a Specified Currency other than U.S. dollars, to the nearest unit (with one-half cent or unit being rounded upward).

   Unless we otherwise specify in the applicable Pricing Supplement, the Bank will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to the Floating Rate Note. The determination of any interest rate by the Calculation Agent will be final and binding absent manifest error.

   CMT Rate. CMT Rate Notes will bear interest at the rates specified in the CMT Rate Notes and in the applicable Pricing Supplement. The rates will be calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any.

   For any Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), "CMT Rate" means:

     1. the rate displayed on the Designated CMT Telerate Page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for

       a) if the Designated CMT Telerate Page is 7051, the rate on the CMT Rate Interest Determination Date and

       b) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date falls.

     2. If the rate is no longer displayed on the relevant page, or if it is not displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for that CMT Rate Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index as published by the Board of Governors of the Federal Reserve System in the relevant weekly statistical release designated as such, or any successor publication ("H.15(519)").

     3. If the rate described in paragraph 2 above is no longer published, or if it is not published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for that CMT Rate Interest Determination Date will be the treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to that Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

     4. If the information called for in paragraph 3 above is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent. The rate will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than the Designated CMT Maturity Index minus one year as reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Agents or their respective affiliates). The quotations will be selected by the Calculation Agent (from five Reference Dealers selected by the Calculation Agent) by eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

     5. If the Calculation Agent cannot obtain the three Treasury Note quotations referred to in paragraph 4 above, then the CMT Rate for that CMT Rate Interest Determination Date will be calculated by the Calculation Agent. The rate will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the CMT Rate Interest Determination Date for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million, as reported by three Reference Dealers in The City of New York. The Calculation Agent will determine the quotations (from five Reference Dealers selected by the Calculation Agent) by eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).

     6. If three or four (and not five) of the Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of the quotes will be eliminated. If fewer than three Reference Dealers selected by the Calculation Agent are quoting, the CMT Rate will be the CMT Rate in effect on the CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in paragraph 5 above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

   Commercial Paper Rate. Commercial Paper Rate Notes will bear interest at the rates specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement. The rates will be calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any.

   For any Interest Determination Date relating to a Commercial Paper Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), "Commercial Paper Rate" means:

     1. the Money Market Yield on the date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper--Nonfinancial" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper--Nonfinancial."

     2. In the event that the rate is not published in H.15 (519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on the Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent. The rate will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent from a nationally recognized statistical rating organization, as reported by three leading dealers of U.S. dollar commercial paper in The City of New York (which may include the Agents or their respective affiliates) selected by the Calculation Agent.

     3. If any of the dealers selected by the Calculation Agent are not quoting, the Commercial Paper Rate determined as of the Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on the Commercial Paper Rate Interest Determination Date.

   Federal Funds Rate. Federal Funds Rate Notes will bear interest at the rates specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement. The rates will be calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any.

   For any Interest Determination Date relating to a Federal Funds Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), "Federal Funds Rate" means:

     1. the rate on that date for U.S. dollar federal funds as published in H.15(519) under the caption "Federal Funds (Effective)" on Telerate Page 120, or if such rate does not appear on Telerate Page 120 or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the Federal Funds Rate Interest Determination Date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)."

     2. If by 3:00 P.M., New York City time, on the related Calculation Date the rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Federal Funds Rate on the Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent. The rate will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged prior to 9:00 A.M., New York City time, on that Federal Funds Rate Interest Determination Date by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the Agents or their respective affiliates) selected by the Calculation Agent.

     3. If the brokers so selected by the Calculation Agent are not quoting, the Federal Funds Rate determined as of the Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on the Federal Funds Rate Interest Determination Date.

   LIBOR. LIBOR Notes will bear interest at the rates specified in the LIBOR Notes and in any applicable Pricing Supplement. The rates will be calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any.

   For any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), "LIBOR" means:

     1. the rate determined by the Calculation Agent in accordance with the following provisions:

       a) If "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case the single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in the Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on the LIBOR Interest Determination Date, or

       b) If "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in the Pricing Supplement, commencing on the Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the LIBOR Interest Determination Date.

   If fewer than two offered rates so appear, or if no rate appears, as applicable, LIBOR on the LIBOR Interest Determination Date will be determined in accordance with the provisions described in paragraph 2 below.

     2. With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in paragraph 1 above, the Calculation Agent will determine the rate in accordance with the following provisions:

       a) The Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in the market at that time.

       b) If at least two quotations are so provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of the quotations.

       c) If fewer than two quotations are so provided, then LIBOR on the LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in the Principal Financial Center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in the market at that time.

       d) If the banks selected by the Calculation Agent are not quoting, LIBOR determined as of the LIBOR Interest Determination Date will be LIBOR in effect on the LIBOR Interest Determination Date.

   Prime Rate. Prime Rate Notes will bear interest at the rates specified in the Prime Rate Notes and the applicable Pricing Supplement. The rates will be calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any.

   For any Interest Determination Date relating to a Prime Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), "Prime Rate" means:

     1. the rate on that date as such rate is published in H.15(519) under the caption "Bank Prime Loan." If the rate is not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page as the bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on such Prime Rate Interest Determination Date.

     2. If fewer than four rates appear on the Reuters Screen USPRIME1 Page for the Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate Interest Determination Date by three major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent.

     3. If the banks selected by the Calculation Agent are not quoting, the Prime Rate determined as of the Prime Rate Interest Determination Date will be the Prime Rate in effect on the Prime Rate Interest Determination Date.

   Treasury Rate. Treasury Rate Notes will bear interest at the rates specified in the Treasury Rate Notes and in the applicable Pricing Supplement. The rates will be calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any.

   For any Interest Determination Date relating to a Treasury Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), "Treasury Rate" means:

     1. the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement, as that rate is published under the caption "AVGE INVEST YIELD" on Telerate Page 56 or Telerate Page 57 or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

     2. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not published by 3:00 P.M., New York City time, on the Calculation Date, or if no Auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate Interest Determination Date for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement as reported by three primary United States government securities dealers (which may include the Agents or their respective affiliates) selected by the Calculation Agent.

     3. If the dealers selected by the Calculation Agent are not quoting, the Treasury Rate determined as of that Treasury Rate Interest Determination Date will be the Treasury Rate in effect on the Treasury Rate Interest Determination Date.

                                    GLOSSARY

   The "Calculation Date,"if applicable, pertaining to any Interest Determination Date will be the earlier of:

     (i) the tenth calendar day after the Interest Determination Date, or, if that day is not a Business Day, the next succeeding Business Day or

     (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

   "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace that page on that service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052.

   "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be 2 years.

   "Designated LIBOR Currency" means the currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable Pricing Supplement, U.S. dollars.

   "Designated LIBOR Page" means:

     (i) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the Pricing Supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or

     (ii) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the Pricing Supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

   The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

   The "Interest Determination Date" means:

     (i) with respect to the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate--the second Business Day immediately preceding the applicable Interest Reset Date;

     (ii) with respect to LIBOR--the second London Business Day immediately preceding the applicable Interest Reset Date unless the Designated LIBOR Currency is British pounds sterling, in which case the Interest
  Determination Date will be the applicable Interest Reset Date.

     (iii) with respect to the Treasury Rate--the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills are normally auctioned. Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday or the preceding Friday. If an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the Interest Determination Date will be that preceding Friday; and provided, further, that if the Interest Determination Date falls on the applicable Interest Reset Date, then the Interest Reset Date will instead be the first Business Day following the Interest Determination Date.

     (iv) with respect to Floating Rate Notes the interest rate of which is determined by reference to two or more Interest Rate Bases--the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for the Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined on that date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

   The "Interest Payment Dates" for the Floating Rate Notes will be, in the case of Floating Rate Notes which reset:

    (i) daily, weekly or monthly, the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement;

    (ii) quarterly, the third Wednesday of March, June, September and December of each year,

    (iii) semiannually, the third Wednesday of the two months of each year specified in the applicable Pricing Supplement;

    (iv) annually, the third Wednesday of the month of each year specified in the applicable Pricing Supplement and,

    (v)   in each case, interest will be payable on the Maturity Date.

   "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                             D X 360
Money Market Yield =    ----------------  x 100
                          360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

   "Reuters Screen USPRIME1 Page" means the display on the Reuters Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

   The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to a Floating Rate Note.

   The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to a Floating Rate Note by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on a Floating Rate Note.

   "Telerate Page 56" means the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or such other page as may replace the 56 page on that service).

   "Telerate Page 57" means the display on Bridge Telerate, Inc. (or any successor service) on page 57 (or such other page as may replace the 57 page on that service).

   "Telerate Page 120" means the display on Bridge Telerate, Inc. (or any successor service) on page 120 (or such other page as may replace the 120 page on that service).

                               ----------------

Discount Notes

   We may from time to time offer Notes that have an original issue price, referred to as the "Issue Price," (which will be specified in the applicable Pricing Supplement) that is less than the principal amount of the Notes by more than an amount equal to the product of the principal amount of the Notes, 0.25% and the number of full years to the Stated Maturity Date. Such Notes will be referred to as Discount Notes.

   Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to as the "Discount."

   In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of the Discount Note will be equal to the sum of:

     (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of the Discount Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and

     (ii) any unpaid interest accrued to the date of the redemption, repayment or acceleration of maturity, as the case may be.

   Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, the Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the Discount Note and an assumption that the maturity of the Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued during the Initial Period. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the United States Internal Revenue Code of 1986, as amended (the "Code"), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for United States federal income tax purposes. See "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."

Foreign-Currency Notes

   Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in U.S. dollars. Foreign Currency Notes will be denominated in a currency, including a composite currency, other than U.S. dollars. We will describe special provisions relating to Foreign Currency Notes in the applicable Note and the Pricing Supplement with respect to that offering.

   An investment in Foreign Currency Notes entails significant risks that are not associated with similar investments in debt securities that are denominated in U.S. dollars and the payments with respect to which are made in U.S. dollars. See "RISK FACTORS" and "SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES."

Indexed Notes

   Notes may be issued with the amount of principal, premium and/or interest payable with respect to the Notes to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of one or more specified currencies (including a composite currency) relative to an indexed currency or such other price or exchange rate, referred to as "Indexed Notes", as set forth in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal amount on the Maturity Date that is greater than or less than the face amount of the Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. We will set forth information as to the method for determining the amount of principal, premium and/or interest payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in the Indexed Notes in the applicable Pricing Supplement. See "RISK FACTORS."

Redemption at our Option

   Unless we otherwise specify in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. If agreed to by us and the purchaser, a Note will be redeemable on and after a date fixed at the time of sale and specified in the applicable Pricing Supplement (the "Initial Redemption Date") either in whole or in part, at our option. We must give written notice to the Holder in accordance with the provisions of the applicable Indenture not more than 60 nor less than 30 calendar days prior to the date of redemption. On and after the Initial Redemption Date, if any, the Note will be redeemable in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount of the Note shall be at least $1,000 or the authorized minimum denomination of the Note) at our option at the applicable Redemption Price, together with unpaid interest accrued at the applicable rate borne by the Note to the date of redemption.

   The "Redemption Price," with respect to a Note, will initially be the Initial Redemption Percentage (as specified in the applicable Pricing Supplement) of the principal amount of the Note to be redeemed and will decline at each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction (as specified in the applicable Pricing Supplement), if any, of the principal amount to be redeemed until the Redemption Price is 100% of the principal amount.

   Whenever less than all the Notes at any time outstanding are to be redeemed, the terms of the Notes to be so redeemed shall be selected by us. If we elect to redeem any Note in part only, the remaining principal amount of the Note will be an authorized denomination of the Note. If no Initial Redemption Date is specified in the applicable Pricing Supplement, the Note will not be redeemable prior to its Stated Maturity Date.

Repayment at the Option of the Holder

   The Notes will be subject to repayment in accordance with their terms at the option of the Holders on the Optional Repayment Dates, if any. These dates, if any, are agreed upon by us and the purchasers at the time of sale and are specified in the applicable Pricing Supplement. If no Optional Repayment Date is specified with respect to a Note, the Note will not be repayable at the option of the Holder prior to the Stated Maturity Date. On any Optional Repayment Date with respect to a Note, the Note will be repayable in whole or in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement. Any remaining principal amount of the Note shall be at least $1,000 or the authorized minimum denomination of the Note. Unless otherwise specified in the Pricing Supplement for that offering, the repayment price for any Note to be repaid means an amount equal to the sum of 100% of the unpaid principal amount of the Note or the portion of the Note, plus accrued interest to the date of repayment.

   Information with respect to the repayment price for Indexed Notes will be set forth in the related Pricing Supplement. For any Note to be repaid, the Note must be received, together with a completed "Option to Elect Repayment" form, by one of the Paying Agents. The Note and form must be provided to the Paying Agent at its office (or the other address of which we will from time to time notify the Holders) not more than 60 nor less than 30 days prior to the date of repayment. Exercise of the repayment option by the Holder is irrevocable.

   While the Book-Entry Notes are represented by the Global Securities held by or on behalf of the Depositary, and registered in the name of the Depositary or the Depositary's nominee, the option for repayment may be exercised by the applicable participant that has an account with the Depositary, on behalf of the beneficial owners of the Global Security or Securities representing the Book-Entry Notes. The participant may exercise the option by delivering a written notice to one of the Paying Agents at its office (or such other address of which we will from time to time notify the Holders), not more than 60 nor less than 30 days prior to the date of repayment. Notices of elections from participants on behalf of beneficial owners of the Global Security or Securities representing the Book-Entry Notes to exercise their option to have the Book-Entry Notes repaid must be received by one of the Paying Agents, not later than 5:00 P.M., New York City time, on the last day for giving that notice.

   In order to ensure that a notice is received by one of the Paying Agents on a particular day, the beneficial owner of the Global Security or Securities representing the Book-Entry Notes must direct the applicable participant before the participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Security or Securities representing Book-Entry Notes should consult the participants through which they own their interest for the respective deadlines for the participants. All notices must be executed by a duly authorized officer of the participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Security or Securities representing Book-Entry Notes shall effect delivery at the time the notices of election are given to the Depositary by causing the applicable participant to transfer the beneficial owner's interest in the Global Security or Securities representing the Book-Entry Notes, on the Depositary's records, to the Trustee. See "Book-Entry System."

   If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any repayment. We may at any time purchase Notes at any price or prices in the open market or otherwise. Notes purchased by us may be held or resold or, at our discretion, may be surrendered to the Trustee for cancellation.

Other Provisions; Addenda

   We may modify or amend any provisions with respect to the Notes, including:

       (i)   the determination of an Interest Rate Basis,

       (ii) the calculation of the interest rate applicable to a Floating Rate Note,

       (iii) the specification of one or more Interest Rate Bases,

       (iv)  the Interest Payment Dates,

       (v)   the Maturity Date or

       (vi)  any other variable term relating to the Notes.

   We may modify the provisions as set forth under "Other Provisions" on the face of the Notes or in an Addendum to the Notes, if specified on the face of the Note and in the Pricing Supplement related to that offering.

Book-Entry System

   We have established a depository arrangement with The Depository Trust Company (the "Depositary") with respect to the Book-Entry Notes, the terms of which are summarized below. We will describe any additional or differing terms of the depository arrangement with respect to the Book-Entry Notes in the applicable Pricing Supplement.

   Upon issuance, all Book-Entry Notes of like tenor and terms up to $200,000,000 aggregate principal amount and having the same original issue date will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or its nominee. No Global Security described above may be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor depositary or a nominee of such successor depository.

   Book-Entry Notes represented by a Global Security are exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if:

     (i) the Depositary notifies us in writing that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary within 60 days,

     (ii) we, in our sole discretion, determine not to have the Book-Entry Notes represented by one or more Global Securities or

     (iii) an event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to the Book-Entry Notes.

   Any Global Security representing Book-Entry Notes that is exchangeable pursuant to the preceding paragraph shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof (or in such amounts in other currencies or composite currencies as specified in the applicable Pricing Supplement). Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Security Registrar. It is expected that the instructions may be based upon directions received by the Depositary from its participants with respect to ownership of Book-Entry Notes.

   Except as provided above, owners of Book-Entry Notes will not be entitled to receive physical delivery of Notes in definitive form and no Global Security representing Book-Entry Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each Beneficial Owner owning a Book-Entry Note must rely on the procedures of the Depositary and, if the Beneficial Owner is not a participant, on the procedures of the participant through which the Beneficial Owner owns its beneficial interest, to exercise any rights of a Holder under the Notes. We understand that, under existing industry practices, in the event that (i) we request any action of Holders or (ii) an owner of a Book-Entry Note desires to give or take any action which a Holder is entitled to give or take under the Notes in accordance with the terms of the Notes, the Depositary would authorize the participants owning the relevant Book-Entry Notes to give or take such action, and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   The following is based on information furnished by the Depositary:

   The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of the issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of that issue.

   The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act . The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

   Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

   Purchase of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which the Beneficial Owner entered into the transaction.

   Transfers of ownership interest in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests, except in the event that use of the book-entry system for the Book-Entry Notes is discontinued. To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts the Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

   Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the Participant and not our responsibility or the Depositary or Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is our responsibility and the Trustee, disbursement of the payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of the payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

   If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

   A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by us, through its Participant, to the Trustee, and shall effect delivery of the Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing the Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing the Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

   The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

   We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

   The Depositary has advised the Company that management of the Depositary is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". The Depositary has informed Direct and Indirect Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within the Depositary ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, the Depositary's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as the Depositary's Direct Participants and Indirect Participants, and third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

   According to the Depositary, the information in the preceding two paragraphs with respect to the Depositary has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

   The information in this Prospectus Supplement concerning the Depositary and the Depositary's system has been obtained from sources that we believe to be reliable, but neither we nor any Agent takes any responsibility for its accuracy.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

   Unless we specify otherwise in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the Specified Currency in which the particular Notes are denominated. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents. Therefore, with respect to Foreign Currency Notes, the information set forth in this Prospectus Supplement is incomplete. We and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of and premium, if any, and interest on the Foreign Currency Notes. Residents of countries other than the United States should consult their own financial and legal advisors with regard to such matters. See "RISK FACTORS--Exchange Rates And Exchange Controls."

Governing Law; Judgments

   The Notes will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If a plaintiff commenced an action based on Foreign Currency Notes in a court of the United States, it is likely that the court would grant judgment relating to the Notes only in U.S. dollars. It is not clear, however, whether, in granting the judgment, the court would determine the rate of conversion into U.S. dollars with reference to the date of default, the date judgment is rendered or some other date. Under current Massachusetts law, a state court in the Commonwealth of Massachusetts rendering a judgment on a Foreign Currency Note would be required to render the judgment in the Specified Currency in which the Foreign Currency Note is denominated, and the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, Holders of Foreign Currency Notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time that amount is converted from U.S. dollars into the applicable Specified Currency.

Payment of Principal and Premium, if any, and Interest

   Unless we specify otherwise in the applicable Pricing Supplement, we are obligated to make payments of principal of and premium, if any, and interest on Foreign Currency Notes in the applicable Specified Currency. If the Specified Currency is not legal tender for the payment of public and private debts at the time of the payment, then we may make payments in another coin or currency of the country which issued the Specified Currency that is legal tender for the payment of the debts at the time of the payment. Any such amounts paid by us in the Specified Currency will, unless otherwise specified in the applicable Pricing Supplement, be converted by the Exchange Rate Agent named in the applicable Pricing Supplement (the "Exchange Rate Agent") into U.S. dollars for payment to Holders. However, unless we specify otherwise in the applicable Pricing Supplement, the Holder of a Foreign Currency Note may elect to receive such payments in the applicable Specified Currency.

   Any U.S. dollar amount that a Holder of a Foreign Currency Note will receive will be based on the highest bid quotation in The City of New York that the Exchange Rate Agent receives at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date. The bid quotations will come from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us. The bid by the quoting dealer will be for the purchase of the Specified Currency for U.S. dollars with the settlement of the purchase to occur on the payment date of the principal, premium, or interest, as applicable. The bid at which the applicable dealer commits to execute a contract will be for the aggregate amount of the Specified Currency that is payable to all Holders of Foreign Currency Notes who are scheduled to receive U.S. dollar payments. The Holder of the Foreign Currency Note will bear all currency exchange costs through deductions that we make from the payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

   Unless we specify otherwise in the applicable Pricing Supplement, a Holder of a Foreign Currency Note may elect to receive payment of the principal of and premium, if any, and/or interest on the Note in the Specified Currency. A Holder of a Foreign Currency Note may do this by submitting a written request for the payment to the Trustee at its principal corporate trust office in Minneapolis, Minnesota on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. A Holder of a Foreign Currency Note may mail or hand deliver the written request. Or, they may send it by cable, telex or other form of facsimile transmission. A Holder of a Foreign Currency Note may elect to receive payment in the applicable Specified Currency for all the principal, premium, if any, and interest payments and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact the broker or nominee to determine whether and how an election to receive payments in the applicable Specified Currency may be made.

   Payments of the principal of and premium, if any, and interest on Foreign Currency Notes which are to be made in U.S. dollars will be made in the manner specified in this Prospectus Supplement with respect to Notes denominated in U.S. dollars. See "DESCRIPTION OF NOTES--General." We will make payments of interest on Foreign Currency Notes in the applicable Specified Currency on an Interest Payment Date (other than the Maturity Date) by check mailed to the address of the Persons entitled to the interest payment as it appears in the Security Register. We will make payments of principal of and premium, if any, and interest on Foreign Currency Notes in the applicable Specified Currency on the Maturity Date by wire transfer of immediately available funds to an account with a bank, designated by the applicable Holder at least fifteen calendar days prior to the Maturity Date. Such bank, however, must have appropriate facilities and the Holder must present the applicable Note at the principal corporate trust office of the Trustee in time for the Trustee to make the payments in such funds in accordance with its normal procedures.

   Unless we otherwise specify in the applicable Pricing Supplement, a beneficial owner of a Global Security or Securities representing Book-Entry Notes denominated in a Specified Currency other than U.S. dollars which elects to receive payments of principal, premium, if any, and interest in the Specified Currency must notify the participant through which its interest is held on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of the beneficial owner's election to receive all or a portion of the payment in the Specified Currency. Such participant must notify the Depositary of the election on or prior to the third Business Day after the Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. The Depositary will then notify the Trustee of the election on or prior to the fifth Business Day after the Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant and forwarded by the participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then the beneficial owner will receive payments in the Specified Currency.

Payment Currency

   Except as set forth below, if the applicable Specified Currency is not available for the payment of principal, premium, if any, or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will have certain rights with respect to the payments. We will be entitled to satisfy our obligations to the Holder of the Foreign Currency Note by making the payment in U.S. dollars on the basis of the Market Exchange Rate (as defined below) on the second Business Day prior to the payment, or if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified in the applicable Pricing Supplement. The "Market Exchange Rate" for a Specified Currency other than U.S. dollars means the noon dollar buying rate in The City of New York for cable transfer for the Specified Currency as certified for customs purposes (or if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default under the applicable Indenture with respect to the Notes.

   If we are required to make payment in respect of a Foreign Currency Note in any currency unit, and the currency unit is unavailable due to the imposition of exchange controls or other circumstances beyond our control, then we will be entitled, but not required, to make any payments in respect of the Foreign Currency Note in U.S. dollars until the currency unit is again available. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which the Exchange Rate Agent shall determine on the following basis. The component currencies of the currency unit for this purpose (collectively, the "Component Currencies" and each, a "Component Currency") shall be the currency amounts that were components of the currency unit as of the last day on which the currency unit was available. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Component Currencies. The U.S. dollar equivalent of each of the Component Currencies shall be determined by the Exchange Rate Agent on the second Business Day prior to the required payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate for each such Component Currency, or as otherwise specified in the applicable Pricing Supplement.

   If the official unit of any Component Currency is altered by way of combination or subdivision, the number of units of the currency as a Component Currency shall be divided or multiplied in the same proportion. If two or more Component Currencies are consolidated into a single currency, the amounts of those currencies as Component Currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Component Currencies expressed in such single currency. If any Component Currency is divided into two or more currencies, the amount of the original Component Currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original Component Currency.

   All determinations referred to above that are made by us or our agent (including the Exchange Rate Agent) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following summary of United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. The summary deals only with Notes held as capital assets. The summary does not address persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar. The summary also does not deal with holders other than original purchasers (except where otherwise specifically noted). You should consult your own tax advisor concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

   The term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

  (i)   a citizen or resident of the United States

  (ii) a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia (other than a partnership that is not treated as a U. S. person under any applicable Treasury regulations),

  (iii) an estate whose income is subject to United States federal income tax regardless of its source of income, or

  (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   Notwithstanding the foregoing, to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to that date that elect to continue to be treated as U.S. persons are considered U.S. Holders as well. The term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. Holders

   Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time the payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

   Discount Notes. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount. The summary is based upon final Treasury regulations, referred to as "OID Regulations," released by the Internal Revenue Service in January 1994, and as amended in June 1996, under the original issue discount provisions of the Code.

   For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if the excess equals or exceeds a de minimis amount. The de minimis amount is generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of the Note. The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of the Notes has been sold. For purposes of determining this price, sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers are ignored.

   The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

   Under the OID Regulations, if a Note:

  (i) bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the Note (e.g., Notes with teaser rates or interest holidays), and

  (ii) if the greater of either the resulting foregone interest on the Note or any "true" discount on the Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

   Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time the payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to the income, regardless of such U.S. Holder's regular method of tax accounting. The amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held that Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

   The amount of original issue discount allocable to each accrual period is equal to the difference between the

    (i) product of the Discount Note's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted to take into account the length of the accrual period) and

    (ii) the amount of any qualified stated interest payments allocable to the accrual period.

   The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

   A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which the U.S. Holder must include in its gross income with respect to the Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

   Under the OID Regulations, Floating Rate Notes and Indexed Notes, referred to as "Variable Notes", are subject to special rules. Under these rules a Variable Note will qualify as a "variable rate debt instrument" if:

  (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

  (b) it provides for stated interest, paid or compounded at least annually, at current values of

        (i)   one or more qualified floating rates,

        (ii)  a single fixed rate and one or more qualified floating rates,

        (iii) a single objective rate, or

        (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

   A "qualified floating rate" means any variable rate where variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. A multiple of a qualified floating rate will generally not itself constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate.

   Two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate.

   A variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless the cap or floor is fixed throughout the term of the Note.

   An "objective rate" means a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock. A rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer.

   A "qualified inverse floating rate" means any objective rate where the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

   The OID Regulations also provide that:

    (i) a Variable Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and

    (ii) if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

   If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term:

  (i) qualifies as a "variable rate debt instrument" under the OID Regulations, and

  (ii) if the interest on the Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually,

then all stated interest on the Note will constitute qualified stated interest and will be taxed accordingly.

   A Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on the Variable Note is determined under the rules applicable to fixed rate debt instruments.

   Original issue discount on the Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above. This is accomplished by assuming that the variable rate is a fixed rate equal to:

  (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

  (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

   Any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations require that the Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

   In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

   Once the Variable Note is converted into an "equivalent" fixed rate debt instrument, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument. This is determined by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument. A U.S. Holder of the Variable Note will account for the original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that the amounts differ from the actual amount of interest accrued or paid on the Variable Note during that period.

   If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. You should be aware that in June 1996, the Treasury Department issued final regulations concerning the proper United States federal income tax treatment of contingent payment debt instruments. These regulations (referred to as the "CPDI Regulations") would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States federal income tax law. The CPDI Regulations require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as the interest accrues based upon a projected payment schedule. Any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996.

   The proper United States federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in a Pricing Supplement with respect to that offering. Any other special United States federal income tax considerations, not otherwise discussed here, which are applicable to any particular issue of Notes will be discussed in the Pricing Supplement for that offering.

   Certain of the Notes may be (i) redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing those features may be subject to rules that differ from the general rules discussed above. If you intend to purchase Notes with those features, then you should consult your own tax advisor, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

   U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

   Short-Term Notes. Notes that have a fixed maturity of one year or less are referred to in this section as "Short-Term Notes" and are treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue the original issue discount unless the U.S. Holder elects to do so. Unless an election is made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity. A portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized.

   U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

   Market Discount. If a U.S. Holder purchases:

    (i) a Note for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity), or

    (ii) a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date,

then the U.S. Holder will be treated as having purchased the Note at a "market discount," unless the difference is less than a specified de minimis amount.

   Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income. The payment or gain will be treated as ordinary income to the extent of the lesser of:

    (i)  the amount of the payment or realized gain or

    (ii) the market discount which has not previously been included in income and is treated as having accrued on the Note at the time of the payment or disposition.

   Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

   A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions. This deferral may be required because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount.

   A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis). In the event of such an election, the rules described above with respect to the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and with respect to the deferral of interest deductions will not apply. Generally, the currently included market discount is treated as ordinary interest for United States federal income tax purposes. The election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

   Premium. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest), then the U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to that excess. A U.S. Holder may elect to amortize this premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of the excess for the taxable year.

   However, if the Note may be redeemed at our option, after the U.S. Holder acquires it, at a price in excess of its stated redemption price at maturity, special rules would apply. These rules could result in a deferral of the amortization of the bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder during or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

   Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal:

    (i)    the U.S. Holder's initial investment in the Note, plus

    (ii) any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included the market discount in income), minus

    (iii) the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the Note.

   This gain or loss generally will be long-term capital gain or loss if the Note has been held for more than one year .

Notes Denominated or on which Interest is Payable in a Foreign Currency.

   As used in this section, the term "Foreign Currency" means a currency or currency unit other than U.S. dollars.

Payments of Interest in a Foreign Currency.

   Cash Method. A U.S. Holder who uses the cash method of accounting for United States federal income tax purposes and who receives a payment of interest on a Note (other than original issue discount or market discount) will be required to include in income the U.S. dollar value of the Foreign Currency payment. The U.S. dollar value is determined on the date that the payment is received. This value is required to be included in income regardless of whether the payment is in fact converted to U.S. dollars at that time. This U.S. dollar value will be the U.S. Holder's tax basis in the Foreign Currency.

   Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The accrued interest income must include any original issue discount or market discount and may be reduced by amortizable bond premium to the extent applicable.

   The U.S. dollar value of the accrued interest income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate the accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may convert the interest using the rate of exchange on the date of receipt.

   The above election will apply to other debt obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date the income is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined above).

   Purchase, Sale and Retirement of Notes. A U.S. Holder who purchases a Note with previously owned Foreign Currency will recognize ordinary income or loss in an amount equal to the difference, if any, between the U.S. Holder's tax basis in the Foreign Currency and the U.S. dollar fair market value of the Foreign Currency used to purchase the Note, determined on the date of purchase.

   Except for Short-Term Notes discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder's adjusted tax basis in the Note. This gain or loss generally will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder's income). It will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by the U.S. Holder for more than one year.

   To the extent the amount realized represents accrued but unpaid interest, however, the amounts must be taken into account as interest income, with exchange gain or loss computed as described in "Payments of Interest in a Foreign Currency" above. If a U.S. Holder receives Foreign Currency on that sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the Foreign Currency on:

     (i) the date of receipt of the Foreign Currency for a cash basis U.S. Holder and

     (ii) the date of disposition for an accrual basis U.S. Holder.

   In the case of a Note that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by converting the Foreign Currency payment at the spot rate of exchange on the settlement date of the sale.

   A U.S. Holder's adjusted tax basis in a Note will equal:

       (i)   the cost of the Note to that holder, plus

       (ii) the amounts of any market discount or original issue discount previously included in income by the holder with respect to that Note, minus

       (iii) any amortized acquisition or other premium and any principal payments received by the holder.

   A U.S. Holder's tax basis in a Note, and the amount of any subsequent adjustments to the holder's tax basis, will be the U.S. dollar value of the Foreign Currency amount paid for the Note, or of the Foreign Currency amount of the adjustment, determined on the date of the purchase or adjustment.

   Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the payment is received or the Note is disposed of, and the U.S. dollar value of the Foreign Currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note. The Foreign Currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

   Original Issue Discount. In the case of a Discount Note or Short-Term Note:

       (i) the original issue discount is determined in units of the Foreign Currency,

       (ii) the accrued original issue discount is translated into U.S. dollars as described in "Payments of Interest in a Foreign Currency-- Accrual Method" above and

       (iii) the amount of Foreign Currency gain or loss on the accrued original issue discount is determined by comparing the amount of income received attributable to the discount (either upon payment, maturity or an earlier disposition), as translated into U.S. dollars at the rate of exchange on the date of receipt, with the amount of original issue discount accrued, as converted above.

   Premium and Market Discount. In the case of a Note with market discount:

       (i)   market discount is determined in units of the Foreign Currency,

       (ii) accrued market discount taken into account upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note is translated into U.S. dollars at the exchange rate on the disposition date (and no part of the accrued market discount is treated as exchange gain or loss), and

       (iii) accrued market discount currently includible in income by a U.S. Holder for any accrual period is translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period, and the exchange gain or loss is determined upon the receipt of any partial principal payment or upon the sale, exchange, retirement or other disposition of the Note. See "Payments of Interest in a Foreign Currency--Accrual Method" above with respect to computation of exchange gain or loss on accrued interest.

   For a Note that is issued with amortizable bond premium, the premium is determined in the relevant Foreign Currency and reduces interest income in units of the Foreign Currency. A U.S. Holder should recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium amortized with respect to a period, determined on the date the interest attributable to that period is received, and the U.S. dollar value of the bond premium determined on the date of the acquisition of the Note.

   Exchange of Foreign Currencies. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of that Foreign Currency. The value will be determined at the time the interest is received or at the time of the sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Foreign Currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

Non-U.S. Holders

   A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, except in certain circumstances. These circumstances arise when the non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code.

   To qualify for the exemption from taxation, the last U. S. payor (referred to as the "Withholding Agent") in the chain of payment prior to payment to a non-U.S. Holder must receive a statement from the beneficial owner of the Note. The statement must be received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years. The statement must (i) be signed by the beneficial owner of the Note under penalties of perjury, (ii) certify that the owner is a non-U.S. Holder and
(iii) provide the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form. The beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in that event, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

   A non-U.S. Holder generally will not be subject to United States federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note if the gain is not connected with the conduct of a trade or business in the United States by that non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult a tax advisor in this regard.

   The Notes generally would not be includible in the estate of a non-U.S. Holder except in certain circumstances. These circumstances are if the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of the individual's death, payments in respect of the Notes were connected with the conduct of a trade or business by the individual in the United States.

Backup Withholding

   Backup withholding of United States federal income tax at a rate of 31% applies to payments made on Notes to registered owners who are (1) not "exempt recipients," or (2) who fail to provide identifying information (such as a taxpayer identification number). Payments made on Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Generally, individuals are not exempt recipients. Corporations and certain other entities generally are exempt recipients. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

   Upon the sale of a Note to (or through) a broker, the broker must report the sale to the IRS and withhold 31% of the entire purchase price, unless either
(i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

   Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States federal income taxes as long as the required information has been furnished to the IRS.

Withholding Regulations

   In 1997, the Treasury Department issued new regulations which make modifications to the withholding, backup withholding and information reporting rules. These regulations unify certification requirements and modify reliance standards. These regulations effect payments made after December 31, 1999. We recommend that you consult you tax advisors regarding these regulations.

                              PLAN OF DISTRIBUTION

   We may offer the Notes for sale on a continuous basis to or through Morgan Stanley & Co. Incorporated, BancBoston Robertson Stephens Inc. (our wholly-owned subsidiary), Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. The Agents may purchase Notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent. Or, if we so specify in the applicable Pricing Supplement, the Agents may purchase Notes for resale at a fixed public offering price. Unless we specify otherwise in the applicable Pricing Supplement, any Note that we sell to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale (as described below) of a Note of identical maturity. If we agree with the Agent, the Agent may utilize its reasonable efforts on an agency basis to solicit offers to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. We will pay a commission to each Agent ranging from .125% to .750% of the principal amount of each Note, depending upon its stated maturity, sold through the Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between us and the Agent at the time of the sale.

   An Agent may sell Notes it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with the purchase from us to the dealers. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and the discount may be changed.

   We have reserved the right to sell Notes to investors directly on our own behalf only in those jurisdictions where we are authorized to do so. No commission will be payable nor will a discount be allowed on any sales made directly by us.

   We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part (whether placed directly by us or through one of the Agents). The Agents will have the right, in their discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by them on an agency basis.

   Unless we specify otherwise in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the applicable Specified Currency in The City of New York on the date of settlement. See "DESCRIPTION OF NOTES--General."

   Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, each of the Agents may make a market in the Notes, but no Agent is obligated to do so and may discontinue any market-making activity at any time.

   Each of the Agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to indemnify the Agents against certain liabilities (including liabilities under the Securities Act), or to contribute to payments the Agents may be required to make in respect thereof. We have agreed to reimburse each of the Agents for certain other expenses.

   In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, the Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If an Agent creates or the Agents create, as the case may be, a short position in Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, the Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

   Neither we nor any of the Agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither we nor any of the Agents make any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Certain of the Agents and their affiliates may be customers of, including borrowers from, engage in transactions with, and perform services for, us and the Bank in the ordinary course of business. In connection with any particular issue of Notes, we may enter into swaps or other hedging transactions with, or arranged by, the applicable Agent or an affiliate thereof. Such Agent or such affiliate thereof may receive compensation, trading gain or other benefits from the transaction.

   BancBoston Robertson Stephens Inc. ("BRS") is our wholly-owned subsidiary. Accordingly, the Notes will be offered in compliance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"). No NASD member participating in the offering of the Notes will execute a transaction in the Notes in a discretionary account without the prior written specific approval of the member's customer. This Prospectus Supplement and the accompanying Prospectus may be used by BRS in connection with offers and sales related to secondary market transactions in the Notes. BRS may act as principal or agent in these transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.

   Concurrently with the offering of Notes described in this Prospectus Supplement, we may issue other Debt Securities described in the accompanying Prospectus pursuant to the Indentures.

                                 LEGAL OPINIONS

   Gary A. Spiess, who is Executive Vice President and General Counsel of the Company, will pass upon the validity of the Notes offered hereby. Brown & Wood LLP, New York, New York will pass upon certain legal matters relating to the Notes for the Agents. Brown & Wood LLP will rely as to all matters of Massachusetts law on the opinion of Mr. Spiess. As of December 31, 1998, Mr. Spiess had a direct or indirect interest in 90,823 shares of our Common Stock and had options to purchase an additional 96,264 shares, of which options to purchase 64,027 shares will be exercisable within 60 days after December 31, 1998.

PROSPECTUS


                         [BANKBOSTON LOGO APPEARS HERE]
                                   BankBoston

                             BANKBOSTON CORPORATION
                               100 Federal Street
                                Boston, MA 02110
                                 (617) 434-2200

                                 $1,500,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

                               ----------------

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a "shelf" registration process. Under that process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total initial offering price of $1,500,000,000. This Prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities registered under this shelf process, we will provide a Prospectus Supplement that will contain the specific terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and any supplement carefully before you invest.

                               ----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

The Securities constitute our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries. The Securities are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                The date of this Prospectus is February 2,1999.

                               Table of Contents

                                 Section                                  Page
                                 -------                                  ----
BankBoston Corporation...................................................   3
Where You Can Find More Information......................................   3
Incorporation of Information We File with the SEC........................   3
Consolidated Ratios of Earnings to Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividend Requirements.......................   4
Supervision and Regulation...............................................   4
Use of Proceeds..........................................................   5
Description of Debt Securities...........................................   6
Description of Preferred Stock...........................................  16
Description of Common Stock..............................................  21
Description of Capital Securities........................................  23
Description of Securities Warrants.......................................  23
Plan of Distribution.....................................................  25
Legal Opinions...........................................................  26
Experts..................................................................  26

                             BANKBOSTON CORPORATION

      BankBoston Corporation (the "Company", "we", "us" and "our") is a bank holding company with both national and international operations. We offer a full range of banking services to consumers, small businesses and corporate customers in southern New England, deliver sophisticated financial solutions to mid-size and large corporations nationally and internationally, and provide full-service banking in leading Latin American markets.

      Our principal subsidiary is BankBoston, N.A. (the "Bank"), a national banking association with its headquarters in Massachusetts. The Bank maintains branches in Massachusetts, Connecticut, Rhode Island and New Hampshire and operates a network of offices across the United States and in 20 countries in Latin America, Asia and Europe.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. For more information about the SEC's public reference rooms and their copy charges, please call the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from the website maintained by the SEC at http://www.sec.gov. Our securities are listed on the New York Stock Exchange and the Boston Stock Exchange, and such reports, proxy statements and other information concerning us also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Boston Stock Exchange Incorporated, One Boston Place, Boston, Massachusetts 02108.

      We have filed a registration statement on Form S-3 with the SEC covering the Securities described in this Prospectus. For further information regarding the Company and the Securities, you should refer to our registration statement and its exhibits. This Prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the Prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We are incorporating by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until this offering is completed:

    1. Annual Report on Form 10-K for our fiscal year ended December 31,
       1997;

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    3. Current Reports on Form 8-K dated January 15, 1998, April 16, 1998, May 29, 1998, July 16, 1998, August 31, 1998, October 15, 1998,
       December 17, 1998 and January 21, 1999; and

    4. Description of our Common Stock, Preferred Stock and Preferred Stock Purchase Rights contained in our registration statements filed under
       Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      You may request a copy of these filings at no cost by writing or telephoning us at this address and telephone number:

    BankBoston Corporation
    Investor Relations
    P.O. Box 2016, MA BOS 01-20-02
    Boston, Massachusetts 02106-2016
    (617) 434-7858.

      You should rely only on the information provided in this Prospectus or in any later Prospectus Supplement or incorporated by reference in either document. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell securities in any state or country where the offer is not permitted. You should not assume that the information in this Prospectus or any later Prospectus Supplement is accurate as of any date other than the date on the front of the document.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

      Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated are as follows :

                                  Nine Months
                                     Ended
                                 September 30,   Years Ended December 31,
                                 --------------  ----------------------------
                                  1998    1997   1997  1996  1995  1994  1993
                                 ------  ------  ----  ----  ----  ----  ----
Earnings to Fixed Charges:
  Excluding Interest on
   Deposits.....................   2.03x   2.33x 2.35x 2.24x 2.08x 1.90x 2.44x
  Including Interest on
   Deposits.....................   1.41    1.53  1.53  1.44  1.42  1.41  1.38
Earnings to Combined Fixed
 Charges
 and Preferred Stock Dividend
 Requirements:
  Excluding Interest on
   Deposits.....................   2.00    2.20  2.24  2.09  1.96  1.79  2.13
  Including Interest on
   Deposits.....................   1.40    1.49  1.50  1.40  1.38  1.37  1.33

      For purposes of computing the above ratios, we have included in "earnings" our consolidated net income (without taking into account extraordinary items and the cumulative effect of changes in accounting principles) plus applicable income taxes and fixed charges.

      To compute fixed charges, excluding interest on deposits, we have included interest expense (other than on deposits) and the portion of rent expense that we consider approximates interest, minus sublease rental income. To compute fixed charges, including interest on deposits, we have included all interest expense and the portion of rent expense that we consider approximates interest, minus sublease rental income. We calculated the pretax earnings required for preferred stock dividends by using income tax rates for the applicable year.

                           SUPERVISION AND REGULATION

      We are registered with the Board of Governors of the Federal Reserve System, which has the authority to regulate bank holding companies. The Board of Governors expects us to act as a source of financial strength to our subsidiary banks and to commit resources to support such subsidiary banks in circumstances where we might not otherwise do so. The Federal Reserve Bank of Boston also supervises and regulates the Company's activities. The Bank is organized as a national banking association. The Office of the Comptroller of the Currency and the FDIC are the regulatory authorities for the Bank. Our most recent Annual Report on Form 10-K sets forth a summary of certain of these regulations, which you may consult for further information.

      Federal and state laws can change in unpredictable ways. These changes can have significant effects on the way in which banks may conduct business. Recent laws have substantially increased the level of competition among commercial banks, thrift institutions and non-banking institutions, such as insurance companies, brokerage firms, mutual funds, investment banks and major retailers. Two statutes have affected the banking industry by broadening the regulatory powers of the federal banking agencies. They are the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Company Improvement Act of 1991. Under FIRREA, the FDIC can hold an FDIC-insured bank liable for any loss incurred or reasonably expected to be incurred by the FDIC in connection with certain events relating to that bank. These events include (i) a default by a commonly controlled FDIC-insured bank or (ii) the FDIC providing assistance to a commonly controlled FDIC-insured bank in danger of defaulting. "Default" generally means the appointment of a conservator or receiver and "in danger of defaulting" generally means the existence of certain conditions indicating that a "default" is likely to occur if the regulators do not assist the bank. FIRREA broadened the enforcement powers of the federal banking agencies by giving them the power to impose fines and penalties on all financial institutions. Under FIRREA, if a bank fails to meet capital guidelines, the FDIC can take a variety of regulatory actions against that bank, including terminating deposit insurance.

                                USE OF PROCEEDS

      We intend to use the net proceeds from the sale of the Securities described in this Prospectus for our general corporate purposes. General corporate purposes include the following: investing in our subsidiaries, making advances to our subsidiaries, financing future acquisitions of financial institutions and other assets, and redeeming certain of our other outstanding Securities. The precise amounts of proceeds that we will use for various corporate purposes and the timing of our use of the proceeds will depend upon our funding requirements and what other funds are available to us and to our subsidiaries at that particular time.

                         DESCRIPTION OF DEBT SECURITIES

General

      The Debt Securities will be our direct, unsecured general obligations. The Debt Securities will be either our Senior Securities or our Subordinated Securities, the provisions of which we have summarized in the Sections that follow. We will describe the particular terms of any Debt Securities in the Prospectus Supplement relating to those Debt Securities.

      We will issue the Senior Securities under an indenture that we entered into as of June 15, 1992, with Norwest Bank Minnesota, National Association as Trustee (the "Senior Indenture"). We will issue the Subordinated Securities under an indenture that we entered into as of June 15, 1992, with Norwest as Trustee. We amended the indenture for the Subordinated Securities in the First Supplemental Indenture dated as of June 24, 1993 (the indenture for the Subordinated Securities, as amended, is the "Subordinated Indenture"). Under each of these Indentures, Norwest will act as the Trustee for the security holders. We have filed copies of the Indentures as exhibits to the Registration Statement. For your convenience we have included references to the specific sections of the Indentures in the descriptions below. The following summary of selected provisions of the Indentures is not complete, however, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in this Prospectus have the meanings specified in the Indentures.

      We are a holding company and conduct most of our operations through our subsidiaries. Our rights and the rights of our creditors, including you, to the assets of any subsidiary of ours upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against such subsidiary. Our subsidiaries' creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Neither the Debt Securities nor the Indentures restrict us or any of our subsidiaries from incurring indebtedness.

      Neither of the Indentures limits the amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities may be issued up to the principal amount that we may separately authorize from time to time. Each also provides that the Debt Securities may be denominated in any currency or currency unit designated by us. Unless otherwise set forth in the Prospectus Supplement related to that offering, neither the Indentures nor the Debt Securities will contain any provisions to afford holders of any Debt Securities protection in the event of a takeover, recapitalization or similar restructuring of our business. The Senior Securities will rank equally with all of our other unsecured and unsubordinated debt. The Subordinated Securities will rank junior to all of our Senior Indebtedness as we describe below under "Subordination."

      We may issue Debt Securities in one or more separate series of Senior or Subordinated Securities. We will include specific terms relating to a particular series of Debt Securities in a Prospectus Supplement relating to the offering. The terms we will describe in the Prospectus Supplement will include some or all of the following:

     (1) The distinct title and type of the Debt Securities;

     (2) The total principal amount or initial offering price of the Debt Securities;

     (3) The date or dates when the principal of the Debt Securities will be payable;

     (4) The rate at which the Debt Securities will bear interest;

     (5) The date from which interest on the Debt Securities will accrue;

     (6) The dates when interest on the Debt Securities will be payable and the regular record date for such interest payment dates;

     (7) The place where (i) the principal, premium, if any, and interest on the Debt Securities will be paid, (ii) registered Debt Securities may be surrendered for registration of transfer, and (iii) Debt Securities may be surrendered for exchange;

     (8) Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;

     (9) The terms and conditions upon which we will have the option to redeem the Debt Securities;

    (10) The denominations in which any registered Debt Securities will be issuable (if other than denominations of $1,000 or integral multiples) and the denominations in which any bearer Debt Securities will be issuable (if other than a denomination of $5,000);

    (11) The identity of each Security Registrar, Paying Agent and Exchange Rate Agent (if other than the Trustee);

    (12) The portion of the principal amount of Debt Securities that will be payable upon acceleration of the Maturity of the Debt Securities;

    (13) The currency used to pay principal, premium and interest on such Debt Securities (if other than U.S. Dollars) and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the Debt Securities are denominated;

    (14) Any index, formula or other method used to determine the amount of principal, premium or interest on the Debt Securities;

    (15) Any terms upon which you may convert Subordinated Securities into, or exchange Subordinated Securities for, Capital Securities;

    (16) Whether such Debt Securities are Senior Securities or Subordinated Securities;

    (17) Whether provisions relating to defeasance and covenant defeasance will be applicable to such series of Debt Securities;

    (18) Any provisions granting special rights to you when a specified event occurs;

    (19) Any changes to the Events of Default, Defaults (in the case of Subordinated Securities) or to our covenants;

    (20) Whether the Debt Securities are issuable as registered Debt Securities or bearer Debt Securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered Debt Securities may be exchanged for each other;

    (21) To whom interest will be payable (i) if other than the registered Holder (for registered Debt Securities), (ii) if other than upon presentation and surrender of the related coupons (for bearer Debt Securities), or (iii) if other than as specified in the Indentures (for global Debt Securities);

    (22) The time, manner and place for Debt Securities to be authenticated and delivered if they are to be issued upon the exercise of warrants;

    (23) Whether we will pay Additional Amounts regarding any tax, assessment or government charge to any holder of Debt Securities who is not a United States person and, if so, whether we will have the option to redeem such Debt Securities instead of paying such Additional Amounts; and

    (24) Any other terms of the Debt Securities.

      We may issue Debt Securities as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. If we issue Original Issue Discount Debt Securities, then the special federal income tax rules that apply will be described in the Prospectus Supplement for those Debt Securities.

      We may also issue Debt Securities upon the exercise of Debt Warrants. See "Description of Securities Warrants."

      We also have the ability under the Indentures to "reopen" a previously issued series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series. We are also permitted to issue Debt Securities with the same terms as previously issued Debt Securities.

Registration and Transfer

      We plan to issue each series of Debt Securities only as registered securities. However, we may issue a series of Debt Securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue Debt Securities as bearer securities they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Section 201, 301.) If we issue bearer securities, we will describe the U.S. federal income tax consequences and any other applicable considerations, procedures and limitations in the Prospectus Supplement for that offering.

      You may present registered securities for transfer or exchange for other Debt Securities of the same series at the office of our agent, Securities Transfer and Reporting Services, Inc., in New York City, or the Bank's principal office in Boston. The registered securities must be duly endorsed or accompanied by a written instrument of transfer, if the Company or the Security Registrar so requires. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. We will describe any procedures for the exchange of bearer securities for other Debt Securities of the same series in the Prospectus Supplement for that offering. Generally, we will not allow you to exchange registered securities for bearer securities. (Sections 301, 305, 1002.)

      In general, we will issue registered securities without coupons and in denominations of $1,000 (or integral multiples) and bearer securities in denominations of $5,000. We may also issue both registered and bearer securities in global form and we may issue global securities in any denominations. (Section 301, 302.)

Global Securities

      We may issue Debt Securities of a series in whole or in part in the form of one or more global securities which we will deposit with a depositary. We will identify the depositary in the Prospectus Supplement related to that offering. We may issue global securities in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or part for the individual Debt Securities it represents, a global security may not be transferred except as a whole by the depositary or its nominee. The depositary and its nominee for a global security may only transfer the global security between themselves or their successors. (Sections 203, 303, 304.)

      If we issue bearer securities in the form of global securities, we will describe in the Prospectus Supplement for that offering the specific terms of the depository arrangement. We will also describe in that Prospectus Supplement any limitations and restrictions, including special U.S. federal income tax consequences, relating to those securities.

      We will make principal, premium and interest payments on global securities to the depositary or its nominee designated as the registered owner for such global securities. The depositary or its nominee will be responsible for making payments to you and other holders of interests in the global securities. We and the paying agents will treat the persons in whose names the global securities are registered as the owners of such global securities for all purposes. Neither we nor the paying agents have any direct responsibility or liability for the payment of principal, premium or interest to owners of beneficial interests in the global securities.

Payment and Paying Agents

      In general, our agent will make payment of principal, premium, if any, and interest on registered securities at its office in New York City or at the Bank's principal office in Boston. We also have the option of paying interest by mailing a check to you. If we make the payment by check, we will mail it to you at your address as it appears in our records. (Sections 301, 307, 1002.)

      Subject to applicable laws, we will pay principal, premium, if any, and interest on bearer securities at an office outside the United States that we will specify in the Prospectus Supplement related to that offering. We may also designate from time to time another office for such payments or transfer the payments to an account maintained by you with a bank located outside the United States. To receive payment of interest on bearer securities you must surrender the coupon for that interest payment date. We will not make any payments with respect to bearer securities at any of our offices or agencies in the United States nor will we mail payment checks to any address in the United States or transfer payment to an account maintained with a bank located in the United States. (Sections 301, 307.)

Restriction on Certain Distributions

      We have agreed under the terms of the Senior Indenture to limit certain payments and distributions while the Senior Securities are outstanding. In particular, we have agreed that we will not make any payment or other distribution in shares of capital stock of the Bank or its successor. We are bound by this limitation unless the Bank or it's successor unconditionally guarantees the payment when due of principal, premium, if any, and interest on the Senior Securities issued pursuant to the Senior Indenture. (Section 1008.)

Restrictions on Liens

      Under the terms of the Senior Indenture, we are also prohibited from, directly or indirectly, creating, assuming or incurring any Lien upon any shares of capital stock of the Bank or any shares of capital stock of a Subsidiary which owns shares of capital stock of the Bank. We are subject to this limitation except for Liens for (1) taxes, (2) assessments, (3) judgments or (4) other governmental charges or levies. The exceptions only apply if the amount to which the Lien relates is (1) not yet due, (2) payable without penalty, or (3) being contested by us in good faith and we have set aside adequate reserves on our books for that amount. (Section 1009.)

Consolidation, Merger and Sale of Assets

      We may, without the consent of the holders of any Outstanding Debt Securities, consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety. However, we may only do this if:

    (1) our successor will be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) our successor expressly assumes our obligation to pay the principal, premium, if any, and interest on the Outstanding Debt Securities and to perform the indenture covenants;

    (3) after giving effect to the transaction, no Event of Default under the Senior Indenture (or Default under the Subordinated Indenture), and no event which after notice or lapse of time or both would become an Event of Default (or Default), has occurred and is continuing; and

    (4) certain other conditions described in the Indentures are satisfied. (Section 801.)

Modification and Waiver

      We and the Trustee may modify or amend either Indenture with the consent of the holders of 66 2/3% of the principal amount of the Outstanding Debt Securities of each series that will be affected by the modification or amendment. However, we cannot make any of the following modifications or amendments without the consent of the holder of each Outstanding Debt Security affected:

    (1) change the Stated Maturity of the principal or any installment of interest;

    (2) reduce the principal amount, interest rate, or any premium payable, or (in the case of Subordinated Securities) exchange any Debt Securities;

    (3) change our obligations to pay Additional Amounts required;

    (4) reduce the amount of principal of any Original Issue Discount Security that is due and payable upon acceleration of Maturity or provable in bankruptcy;

    (5) adversely affect any holder's optional right of repayment;

    (6) change the place, currency, or (in the case of Subordinated Securities) class of Capital Securities for payments;

    (7) impair the right to institute suit for the enforcement of any payments on or after the date on which the payments are due;

    (8) adversely affect the right to convert any convertible security (in the case of Subordinated Securities);

    (9) reduce the percentage of the principal amount of Outstanding Debt Securities for which the holders' consent is required for modifications, amendments, or waivers, or reduce the requirements for quorum or voting by the holders; or

    (10) modify certain provisions unless it is to increase the percentage required to consent to amendments or modifications or to give waivers, or to provide that other provisions cannot be modified or waived without the consent of the holder of each Outstanding Debt Security affected. (Section 902.)

      The holders of 66 2/3% in principal amount of the Outstanding Debt Securities of each series may waive (on behalf of all holders of that series) compliance by us with certain terms or provisions of the applicable Indenture. (Section 1011.) The holders of a majority in principal amount of the Outstanding Debt Securities of any series also may waive (on behalf of all holders of that series) most past defaults by us under the applicable Indenture. However, the consent of the holder of each affected Debt Security is required to waive any default by us with respect to payment or a covenant or provision which cannot be modified or amended without the consent of the holder of each affected Debt Security. (Section 513.)

      To determine if holders having the requisite principal amount of the Outstanding Debt Securities have given any consent, waiver, notice or demand or otherwise taken any action, or whether quorum requirements have been satisfied, we will calculate the principal amount of the following types of Debt Securities in the manner described below:

    (1) For an Original Issue Discount Security: the amount of principal that would be due and payable as of the date of the determination if its maturity had been accelerated;

    (2) For a Debt Security in a Foreign Currency: the dollar equivalent of the principal amount of such security determined as of the date of its original issuance, (or for an Original Issue Discount Security, the U.S. Dollar equivalent of the amount determined above, determined as of the date of its original issuance); and

    (3) For an Indexed Debt Security: the face amount of principal of the Indexed Debt Security at its original issuance. (Section 101.)

Defeasance and Covenant Defeasance

      Under the Indentures, if we take certain steps (referred to as defeasance or covenant defeasance), we can be relieved of a number of our obligations with respect to the Debt Securities of or within a series. To obtain that relief, we would be required to do the following:

    (1) deposit irrevocably with the Trustee as trust funds an amount in cash, Capital Securities (in the case of certain Subordinated Securities) or government obligations or in combination, that provides sufficient money to pay the principal, premium, if any, and interest on such Debt Securities on the applicable payment due dates, and any applicable sinking fund or similar payments;

    (2) deliver an opinion of counsel that the holders of such Debt Securities will not have any U.S. federal income tax consequences as a result of our deposit with the Trustee and termination of our obligations; and

    (3) satisfy certain other conditions specified in the Indentures.

Despite the above steps, we cannot be relieved of the following obligations:

    (1) to pay any Additional Amounts required under the Indentures;

    (2) to register the transfer or exchange of Debt Securities and any related coupons;

    (3) to replace temporary or mutilated, destroyed, lost or stolen Debt Securities and any related coupons;

    (4) to maintain an office or agency in respect of the Debt Securities and any related coupons; and

    (5) to hold money for payment in trust. (Senior Indenture, Article 14; Subordinated Indenture Article 15)

      In the event that we take the steps noted above to be relieved of certain obligations, the money, Capital Securities and government obligations that we place on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities to be defeased at their Stated Maturity. If such Debt Securities are subsequently declared due and payable prior to their Stated Maturity because of the occurrence of an Event of Default, the money, Capital Securities and government obligations may not be sufficient to pay amounts due at the time of acceleration. However, if the Event of Default relates to a covenant from which we have not been relieved, we would remain liable to make payment of the remaining amount due at the time of acceleration.

      We will describe any other provisions permitting defeasance or covenant defeasance with respect to any series of Debt Securities in the Prospectus Supplement for that offering.

      When we refer to "government obligations" we mean securities that are (1) direct obligations of the government that issued the currency in which the security is payable or (2) obligations of an agency or instrumentality of that government, the payment of which is unconditionally guaranteed by such government. In either case, these securities are full faith and credit obligations of such government and are not callable or redeemable at the option of the issuer, and also include a depositary receipt issued by a bank or trust company as custodian with respect to any such government obligation. (Section 101.)

Regarding the Trustee

      The Trustee under the Indentures, Norwest, has its principal corporate trust office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479. The Trustee maintains banking relationships with us and our subsidiaries and has acted as trustee in connection with prior offerings of our securities.

SENIOR SECURITIES

      The Senior Securities will be our direct, unsecured obligations. The Senior Securities will constitute Senior Indebtedness (as defined below) and will rank equally with our other Senior Indebtedness.

Events of Default

      The following will be Events of Default under the Senior Indenture with respect to Senior Securities of any series:

    (1) our failure to pay principal or premium, if any, on any Senior Security of that series at Maturity;

    (2) our failure to pay, continued for 30 days, any interest on any Senior Security of that series when due and payable;

    (3) our failure to deposit any sinking fund payment in respect of any Senior Security of that series when due;

    (4) our failure to perform any of our covenants or warranties in the Senior Indenture (but not if such covenant or warranty is solely for the benefit of another series of Senior Securities) continued for 60 days after we receive written notice provided for in the Senior Indenture;

    (5) our default or a default by the Bank under certain indebtedness for money borrowed in an aggregate principal amount that exceeds $3,000,000 (including a default with respect to Senior Securities of another series), provided that:

           (i) such default results in the acceleration of such indebtedness, and

           (ii) such acceleration is not rescinded or annulled, or the indebtedness discharged by us, within ten days after we receive written notice provided for in the Senior Indenture;

    (6) certain events relating to bankruptcy, insolvency or reorganization of us or the Bank; and

    (7) any other Event of Default with respect to Senior Securities of that series. (Senior Indenture, Section 501.)

      If an Event of Default with respect to any series of Senior Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Senior Securities of that series may declare the principal amount of all the Senior Securities of that series to be due and payable immediately. If the Senior Securities of that series are Original Issue Discount Senior Securities or Indexed Securities, then the terms of that series will specify the portion of the principal amount of such Senior Securities that may declare an acceleration and the portion of the principal amount that will be due and payable upon such declaration. To make a declaration, the Trustee must deliver a written notice to us (and if the declaration is made by holders, they must deliver such written notice to the Trustee as well as to us). Upon any declaration, the principal amount (or specified amount) will become immediately due and payable. At any time after the Trustee or the holders have made a declaration of acceleration with respect to Senior Securities of any series, but before the Trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of Outstanding Senior Securities of that series may, under certain circumstances, rescind and annul such declaration and its consequences. This rescission by the holders could occur only if we have made or provided for all payments due (other than those due as a result of acceleration) on the Senior Securities of that series and (i) all Events of Default with respect to Senior Securities of that series have been cured by us or (ii) if permitted, waived by the holders of at least a majority in aggregate principal amount of the Outstanding Senior Securities of that series. (Senior Indenture, Section 502.)

      Other than its duty to act with the required standard of care upon the occurrence of a default, the Trustee is not obligated to exercise any of its rights or powers under the Senior Indenture at the request, order or direction of any holders unless the holders offer the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred. (Senior Indenture, Section 602.) Subject to certain conditions, the holders of a majority in principal amount of any series of Senior Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or for exercising any power conferred upon the Trustee, for that series. (Senior Indenture, Section 512.)

      Once a year, we are required to deliver an officers' certificate to the Trustee. In this certificate we certify as to our performance and observance of certain terms, provisions and conditions in the Senior Indenture and as to the absence of default. (Senior Indenture, Section 1010.)

SUBORDINATED SECURITIES

      The Subordinated Securities will be our direct, unsecured obligations. Our obligations pursuant to the Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness as defined below under "Subordination." Unless otherwise indicated in the applicable Prospectus Supplement, the Stated Maturity of the Subordinated Securities will be subject to acceleration only in the case of certain events of bankruptcy, insolvency or reorganization of us or the receivership of the Bank. See "Events of Default; Defaults" below.

Subordination

      Our obligation to make any payment on account of the principal of or premium, if any, and interest, if any, on the Subordinated Securities will be subordinate and junior in right of payment to our obligations to the holders of our Senior Indebtedness. (Subordinated Indenture, Section 1301.) "Senior Indebtedness" is defined to include:

    (a) any obligation of ours, or any obligation of another guaranteed by us, for the repayment of borrowed money,

    (b) any deferred obligations for the payment of the purchase price of property or assets,

    (c) all of our obligations associated with derivative products such as interest rate and foreign exchange rate contracts, commodity contracts and similar arrangements, in each case whether existing currently or subsequently created, assumed or incurred, and

    (d) any deferrals, renewals or extensions of such Senior Indebtedness. (Subordinated Indenture, Section 101.)

Senior Indebtedness does not include:

    (i) our indebtedness described in clauses (a) and (b) above which specifically by its terms ranks equally with and not prior to the Subordinated Securities, and

    (ii) our indebtedness described in clauses (a) and (b) above which specifically by its terms ranks junior to and not equally with or prior to the Subordinated Securities.

Indebtedness that ranks equally with the Subordinated Securities includes our following obligations:

    (1) Floating Rate Subordinated Notes Due 2001, issued pursuant to a Fiscal and Paying Agency Agreement, dated as of February 10, 1986, between us and Bankers Trust Company, as fiscal agent;

    (2) 6 7/8% Subordinated Notes Due 2003, issued under the Subordinated Indenture on June 30, 1993;

    (3) 6 5/8% Subordinated Notes Due 2005, issued under the Subordinated Indenture on November 22, 1993; and

    (4) 6 5/8% Subordinated Notes Due 2004, issued under the Subordinated Indenture on January 12, 1994.

      In the event of any bankruptcy, insolvency, reorganization or other similar proceeding relating to us, whether voluntary or involuntary, all of our obligations to holders of Senior Indebtedness (other than our obligations associated with derivative products) shall be entitled to be paid in full before any payment shall be made on account of the principal (including principal to be paid by delivery of Capital Securities) of, or premium, if any, or interest, if any, on the Subordinated Securities of any series.

      In the event of any such bankruptcy, insolvency, reorganization or other similar proceeding, holders of the Subordinated Securities of any series, together with holders of indebtedness ranking equally with the Subordinated Securities, shall be entitled, ratably, to be paid amounts that are due to them, but only from assets remaining after we pay in full the amounts that we owe on our Senior Indebtedness (other than our obligations associated with derivative products). We will make these payments before we make any payment or other distribution on account of any capital stock or any indebtedness that ranks junior to the Subordinated Securities. However, if we have paid in full all of the sums that we owe with respect to our Senior Indebtedness (other than our obligations associated with derivative products) and creditors in respect of our obligations associated with such derivative products have not received payment in full of amounts due to them, then the available remaining assets shall be applied to payment in full of those obligations before any payment is made on the Subordinated Securities. (Subordinated Indenture, Section 1301.)

      In the event that we are in default on any of our Senior Indebtedness (other than obligations associated with derivative products) or in the event that any such default would occur as a result of certain payments, then we may not make any payments on the Subordinated Securities or effect any exchange or retirement of any of the Subordinated Securities unless and until such default has been cured or waived or otherwise ceases to exist.

(Subordinated Indenture, Section 1303.) Because of these subordination provisions, if we become insolvent, then holders of the Subordinated Securities may recover less, ratably, than our other creditors, including holders of Senior Securities.

Events of Default; Defaults

      The following will be Events of Default under the Subordinated Indenture with respect to Subordinated Securities of any series:

    (1) certain events in bankruptcy, insolvency or reorganization of us or the receivership of the Bank; and

    (2) any other Event of Default provided with respect to Subordinated Securities of that series. (Subordinated Indenture, Section 501.)

      If an Event of Default with respect to any series of Subordinated Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series may declare the principal amount of all the Subordinated Securities of that series to be due and payable immediately. If the Subordinated Securities of that series are Original Issue Discount Subordinated Securities or Indexed Securities, then the terms of that series will specify the portion of the principal amount that will be due and payable upon such declaration. To make such a declaration, the Trustee must deliver a written notice to us (and if the declaration is made by holders, they must deliver such written notice to the Trustee as well as to us). Upon any declaration, the principal amount (or specified amount) will become immediately due and payable. In the event of our bankruptcy or insolvency, a Federal bankruptcy court would have broad powers to enforce the foregoing provisions and determine the nature and status of the payment claims of the holders of the Subordinated Securities. At any time after the Trustee or the holders have made a declaration of acceleration with respect to Subordinated Securities of any series, but before the Trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of Outstanding Subordinated Securities of that series may, under certain circumstances, rescind and annul such declaration and its consequences. This rescission by the holders could occur if we have made or provided for all payments due (other than those due as a result of acceleration) on the Subordinated Securities of that series and (i) all Events of Default with respect to Subordinated Securities of that series have been cured by us or (ii) if permitted, waived by the holders of at least a majority in aggregate principal amount of the Outstanding Subordinated Securities of that series. (Subordinated Indenture, Section 502.)

      The following events will be Defaults under the Subordinated Indenture with respect to Subordinated Securities of any series:

    (1) an Event of Default with respect to such series of Subordinated Securities;

    (2) our failure to pay principal or premium, if any, (including our failure to deliver any Capital Securities in exchange for or upon the conversion of Subordinated Securities) on any Subordinated Security of that series at Maturity;

    (3) our failure to pay, continued for 30 days, any interest on any Subordinated Security of that series when due and payable;

    (4) our failure to deposit any sinking fund payment in respect of any Subordinated Security of that series when due;

    (5) our failure to perform any of our covenants or warranties in the Subordinated Indenture (but not if such covenant or warranty is solely for the benefit of another series of Subordinated
        Securities), continued for 60 days after the written notice provided for in the Subordinated Indenture;

    (6) our default or a default by the Bank under certain indebtedness for money borrowed in an aggregate principal amount exceeding $3,000,000 (including a default with respect to Subordinated Securities of another series), provided that:

           (i) such default results in the acceleration of such indebtedness, and

           (ii) such acceleration is not rescinded or annulled, or the indebtedness discharged by us, within ten days after we receive written notice provided for in the Senior
                Indebtedness; and

    (7) any other default with respect to Subordinated Securities of that series. (Subordinated Indenture, Section 507.)

      There will be no right of acceleration of the payment of principal of the Subordinated Securities of such series if we default in the payment or default in the performance of any covenant or agreement relating to the Subordinated Securities or the Subordinated Indenture (including any obligation to exchange Capital Securities for Subordinated Securities of such series), unless the terms of a series of Subordinated Securities provide otherwise. If we Default on any series of the Subordinated Securities, then the Trustee may seek to enforce its rights and the rights of the holders of Subordinated Securities of such series or seek the performance of any covenant or agreement in the Subordinated Indenture. (Subordinated Indenture, Section 503.)

      Other than its duty to exercise the required standard of care upon the occurrence of a Default, the Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless the holders offer the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred. (Subordinated Indenture, Section 602.) Subject to certain conditions, the holders of a majority in principal amount of any series of Subordinated Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or for exercising any power conferred upon the Trustee, for any series of Debt Securities. (Subordinated Indenture, Section 512.)

      Once a year, we are required to deliver an officers' certificate to the Trustee. In this certificate we certify as to our performance and observance of the terms, provisions and conditions in the Subordinated Indenture and as to the absence of default. (Subordinated Indenture, Section 1010.)

Conversion

      We will describe in the Prospectus Supplement for any series of Subordinated Securities, the terms, if any, on which that series is convertible into Capital Securities ("Subordinated Convertible Securities"). Such Subordinated Convertible Securities will be convertible into Capital Securities at the conversion price and at the times set forth in the Prospectus Supplement. The terms of such Subordinated Convertible Securities may also include a right for us to redeem, exchange, repay or repurchase those Subordinated Convertible Securities.

Exchangeability

      The holders of Subordinated Securities of a series may be obligated at any time or at Maturity to exchange them for our Capital Securities. We will describe the terms of any exchange and any Capital Securities in the Prospectus Supplement relating to such series of Subordinated Securities. We describe our Preferred Stock, Common Stock, and Capital Securities below under "Description of Preferred Stock," "Description of Common Stock," and "Description of Capital Securities," respectively.

                         DESCRIPTION OF PREFERRED STOCK

      The following summary describes general terms of our Preferred Stock. If the Board of Directors authorizes a new series of Preferred Stock, then the specific provisions establishing the series will be set forth in a Certificate of Vote of Directors. The Certificate of Vote will then be filed with the SEC and with the Massachusetts Secretary of State as an amendment to our Restated Articles of Organization. The terms of any series of the Preferred Stock offered by us will also be described in the Prospectus Supplement for that offering. Currently, we have no shares of Preferred Stock outstanding.

General

      Under our Articles of Organization, our Board of Directors may provide for the issuance of up to 10,000,000 shares of Preferred Stock, without par value, in one or more series. When establishing a series of Preferred Stock, the Board will determine the following matters with respect to that series:

    (1) designations or titles;

    (2) dividend rates;

    (3) rights in the event of liquidation, distribution or sale of assets or dissolution or winding up;

    (4) sinking fund provisions;

    (5) redemption or purchase account provisions;

    (6) conversion provisions; and

    (7) voting rights.

      Holders of shares of Preferred Stock do not have any preemptive rights as to any future issuances of preferred stock by us. Each series of our Preferred Stock will have a liquidation preference. The liquidation preference does not reflect the price at which the shares will trade in the market. The market price of any series of our Preferred Stock will fluctuate with changes in market and economic conditions as well as with changes in our financial condition and prospects.

      When we issue shares of Preferred Stock, the shares are fully paid and non-assessable. There is a provision of Massachusetts law (MGL Sec. 45, C.156B) that relates to distributions by us to our stockholders (other than a distribution of our stock). If we make a distribution when we are insolvent, or that renders us insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them (or the portion of the distribution that caused us to become insolvent).

Rank

      With respect to dividend rights and rights on liquidation, winding up and dissolution, any series of our Preferred Stock will rank senior to all classes of our common stock and our Junior Participating Preferred Stock, Series D, and any equity securities we issue that by their terms rank junior to the Preferred Stock (collectively referred to as "junior securities").

      With respect to dividend rights and rights on liquidation, winding up and dissolution, any series of Preferred Stock will rank equally with any equity securities we issue that by their terms rank equally with the Preferred Stock (collectively referred to as "parity securities"). Likewise, with respect to such rights, the shares of any series of Preferred Stock will rank junior to any equity securities we issue that by their terms rank senior to the Preferred Stock (collectively referred to as "Senior Securities").

      For these purposes, the term "equity securities" does not include debt securities convertible into or exchangeable for equity securities.

Dividends

      You will be entitled to receive cash dividends on your shares of Preferred Stock, when, as and if our Board of Directors declares those dividends out of funds legally available for that purpose. We will describe the rates and payment dates applicable to each series of Preferred Stock in the Prospectus Supplement relating to that offering. We will pay dividends to the holders of record of the Preferred Stock that appear on our books (or, if applicable, the records of the Depositary) on the record dates set by our Board. The dividends on any series of Preferred Stock may be cumulative or non-cumulative.

      Our Board may not declare and we may not pay (or set apart funds for the payment of) any full dividends on any parity securities unless we have paid or set apart funds for the payment of dividends on the Preferred Stock. If we do not pay full dividends, the Preferred Stock shall share dividends pro rata with the parity securities. If dividends are cumulative, any accumulated unpaid dividends will not bear interest.

Conversion

      We will describe in the Prospectus Supplement for any series of the Preferred Stock the terms, if any, on which shares of that series are convertible into shares of another series of Preferred Stock or Capital Securities.

      For any series of our Preferred Stock which is convertible, we will reserve and keep available the number of shares of Preferred Stock or Capital Securities that are deliverable upon the conversion of the shares of that series. We will not issue any fractional shares or scrip for fractional shares of Preferred Stock or Capital Securities in connection with a conversion. In lieu of issuing fractional shares, we will make cash payment for all such fractional shares. We may elect to make this cash payment equal to either (1) the current market price of a holder's fractional interest, or (2) the holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale by an agent of shares of Preferred Stock or Capital Securities representing the aggregate of all holders' fractional shares.

      If you are the holder of shares of Preferred Stock at the close of business on a dividend payment record date, you are entitled to receive the dividend payable on such shares on the corresponding dividend payment date. Your right to that dividend will continue to exist notwithstanding any subsequent conversion of the shares or our default in payment of the dividend due. (If your shares of Preferred Stock are called for redemption and the redemption date falls between a record date and a dividend payment date, then you will receive accrued and unpaid dividends to such redemption date instead of the regular dividend for that period.) Except as noted, we will not make any payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Preferred Stock or Capital Securities that we issue upon conversion.

Exchangeability

      The holders of shares of Preferred Stock of any series may be obligated at any time or at maturity to exchange the shares for our Capital Securities or our other debt securities. We will describe the terms of any exchange and any Capital Securities or other debt securities in the Prospectus Supplement relating to that offering. Our Capital Securities are described below under "Description of Capital Securities."

Redemption

      In general, a series of Preferred Stock may be redeemable at any time, in whole or in part, at our option or that of the holder upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series. In the event of partial redemptions of our Preferred Stock, our Board of Directors will decide the manner in which the shares to be redeemed are to be selected.

      On and after a redemption date, dividends cease to accrue on shares of Preferred Stock called for redemption unless we default in the payment of the redemption price. Your rights as a holder of such shares will terminate on the redemption date, except for the right to receive the redemption price.

Liquidation Preference

      If you purchase shares of a series of our Preferred Stock that rank senior to our junior securities, then in the event of our liquidation, dissolution or winding up, whether voluntary or involuntarily, you will be entitled to receive a liquidation payment plus an amount equal to any accrued and unpaid dividends. The payment will be made to you out of our assets that are available for distribution to stockholders. The payment on your Preferred Stock will be made prior to any distribution to holders of any junior securities, including our Common Stock. We will describe the specific provisions with respect to the liquidation payment to which you will be entitled on any series of Preferred Stock in the Prospectus Supplement with respect to that offering.

      If the amounts to which you are entitled upon our liquidation, dissolution or winding up are not paid in full, then you and the other holders of the Preferred Stock of that series will be entitled to share in any distribution of our assets. You and the other holder of that series and the holders of any parity securities will share ratably in proportion to the full liquidation preferences to which each of you is entitled. After you have received payment of the full amount of the liquidation preference to which you are entitled, you will not be entitled to any further participation in any distribution of our assets.

      We shall not be deemed to have been voluntary or involuntarily liquidated, dissolved or wound up in the following instances:

    (1) the merger or consolidation of us with or into one or more corporations pursuant to any statute which provides in effect that our stockholders shall continue as stockholders of the continuing or combined corporation; or

    (2) the acquisition by us of assets or stock of another corporation.

Voting Rights

      In general, if you purchase shares of Preferred Stock, you will not have voting rights with respect to those shares. Under Massachusetts law, however, you are entitled to vote in certain limited circumstances. If we wish to amend our Restated Articles of Organization and such amendment would adversely affect the rights of a particular class or series of stock, we would be required to obtain the affirmative vote of at least two-thirds of the shares of that class or series. If you were a holder of shares of the affected class or series, you would be entitled to vote on the proposed amendment. In such an instance, all series of a class of stock which are adversely affected in the same manner vote together as one class and any other series, which is adversely affected in a different manner, votes as a separate class.

      You would also be entitled to a vote during any period in which dividends on the series of Preferred Stock that you hold are cumulatively in arrears in the amount of six or more full quarterly dividends. Under those circumstances, you and the other holders of that series, would be entitled to elect one director to serve until we have cured the arrearage. We will describe any additional provisions related to voting rights for a particular series of Preferred Stock in the Prospectus Supplement for that offering.

      The Board of Governors of the Federal Reserve oversees matters relating to bank holding companies like us. Under its regulations, if the holders of shares of any series of our Preferred Stock become entitled to vote for the election of directors, that series may be deemed a "class of voting securities." Upon that occurrence, if you held 25% or more of that series (or 5% if you otherwise exercise a controlling influence over us) you might become subject to regulation as a bank holding company. If you held a lesser amount and wished to acquire or retain shares of that series, you might need the approval of the Board of Governors to do so depending on the amount of shares you hold.

Depositary Shares

      General. We may from time to time elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. In such an event, we will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock.

      We will deposit the shares of any series of Preferred Stock represented by Depositary Shares under a Deposit Agreement between us and a bank or trust company that we select to act as Depositary. The bank or trust company that we select will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The rights of each owner of a Depositary Share will be set forth in the Deposit Agreement. In general, you would be entitled to all the rights and preferences of the Preferred Stock represented by your Depositary Share, in proportion to the applicable fraction represented by such Depositary Share. These rights include dividend, voting, redemption, conversion and liquidation rights.

      The Depositary will issue Depositary Receipts that represent the Depositary Shares. The Depositary will distribute the Depositary Receipts to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of the offering. We have filed the forms of Deposit Agreement and Depositary Receipt as exhibits to the Registration Statement. Please review those documents for further details not set forth in the summary below.

      We may order the Depositary to issue temporary Depositary Receipts to holders in the event the definitive receipts are not ready at the time of distribution. The temporary Depositary Receipts are substantially identical to the definitive Depositary Receipts and entitle the holders to all the rights pertaining to the definitive Depositary Receipts. In such an event, we will have the definitive Depositary Receipts prepared without unreasonable delay. The holders may exchange the temporary Depositary Receipts for definitive Depositary Receipts at our expense.

      Dividends and Other Distributions. The Depositary will distribute cash dividends or other cash distributions received from us to the record holders of Depositary Shares relating to the Preferred Stock. The Depositary will make the distributions to each record holder in proportion to the numbers of such Depositary Shares owned by such holder.

      In the event of a distribution other than in cash, the Depositary will distribute the property received from us to the record holders of Depositary Shares. If the Depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

      Redemption or Exchange of Stock. If we decide to redeem a series of Preferred Stock represented by Depositary Shares, the Depositary will redeem the Depositary Shares from the proceeds resulting from the redemption of the Preferred Stock. If we decide to exchange a series of Preferred Stock represented by Depositary Shares, the Depositary will exchange the Depositary Shares for the Capital Securities or other debt securities to be issued in exchange for the Preferred Stock in accordance with the terms of such series of Preferred Stock. The Depositary will redeem or exchange the Depositary Shares at a price per Depositary Share equal to the applicable fraction of the redemption price per share or market value of Capital Securities or other debt securities per Depositary Share paid in respect of the shares of Preferred Stock so redeemed or exchanged. Whenever we redeem or exchange shares of Preferred Stock held by the Depositary, the Depositary will redeem or exchange as of the same date the number of Depositary Shares representing shares of Preferred Stock so redeemed or exchanged. If the Depositary is to redeem or exchange fewer than all the Depositary Shares, the Depositary Shares to be redeemed or exchanged will be selected by the Depositary by lot or pro rata or by any other equitable method that we may determine.

      Withdrawal of Stock. As a holder of Depositary Shares, you may surrender your Depositary Receipts to the Depositary and receive the number of whole shares of the related series of Preferred Stock and any money or other property represented by such Depositary Receipts. You will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock. You will not thereafter be entitled to deposit such Preferred Stock under the Deposit Agreement or to receive Depositary Receipts for your shares of Preferred Stock. If the Depositary Shares you surrendered exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to you at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

      Voting the Preferred Stock. We will send to the Depositary all notices of meetings at which the holders of the Preferred Stock are entitled to vote. The Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date of the Preferred Stock) may instruct the Depositary how to vote with respect to the amount of Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions. We agree to take all reasonable actions deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock for which it has not received specific instructions from the holders of Depositary Shares representing such Preferred Stock.

      Conversion Rights. As a holder of Depositary Shares, you may instruct us to convert your Depositary Shares into Capital Securities or other Preferred Stock in accordance with the terms of the series of Preferred Stock for which you hold Depositary Shares. When you deliver such instructions you must also surrender your Depositary Receipts. We will convert the shares of Preferred Stock for which you hold Depositary Shares into a specified number of whole shares of our Capital Securities or our other Preferred Stock (as the case may be, in accordance with the terms of such series of the Preferred Stock). We will determine the number of resulting shares that you are to receive by dividing the aggregate liquidation preference of such Depositary Shares by the Conversion Price then in effect. We may adjust the Conversion Price from time to time. We will make a cash payment to you in lieu of any fractional shares that would result from the conversion.

      Amendment and Termination of the Deposit Agreement. We and the Depositary may at any time agree to amend the form of Depositary Receipt that evidences the Depositary Shares and any provision of the Deposit Agreement. We may not, however, make any amendment that materially and adversely alters the rights of the holders of Depositary Shares unless the holders of at least a majority of the Depositary Shares then outstanding have approved such amendment. The Deposit Agreement will automatically terminate if any of the following occurs:

    (1) we have redeemed all outstanding Depositary Shares;

    (2) each share of Preferred Stock has been converted into Capital Securities or other Preferred Stock or has been exchanged for Capital Securities or other debt securities; or

    (3) there has been a final distribution in respect of the Preferred Stock in connection with any liquidation, dissolution or winding up of our business and such distribution has been distributed to the holders of Depositary Shares.

      We may also terminate the Deposit Agreement at any time upon 60 days prior written notice to the Depositary. If we terminate the Deposit Agreement, the Depositary will deliver to the record holders, upon surrender of the Depositary Receipts, the number of whole or fractional shares of Preferred Stock as are represented by their Depositary Receipts.

      Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of the Depositary in connection with
(1) the initial deposit of the Preferred Stock, (2) the initial issuance of the Depositary Shares, (3) all withdrawals of shares of Preferred Stock by owners of Depositary Shares, and (4) any redemption or exchange of the Preferred Stock. As a holder of Depositary Shares, you must pay any other transfer and other taxes and governmental charges and such other charges or expenses that the Deposit Agreement expressly provides are for your account.

      Miscellaneous. We will provide to the Depositary all reports and communications that we are required to furnish to our Preferred Stock holders. The Depositary will forward these reports and communications to the holders of the Depositary Shares.

      We and the Depositary are not liable for failing to perform our obligations under the Deposit Agreement if our performance of those obligations is prevented or delayed by law or any circumstance beyond our control. Our obligations under the Deposit Agreement and those of the Depositary are limited to performance in good faith of our duties under the agreement. We and the Depositary are not obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Depositary may rely upon (1) written advice of counsel or accountants, (2) information it receives from persons presenting Preferred Stock for deposit, (3) holders of Depositary Receipts, (4) other persons it believes to be competent, and (5) documents it believes to be genuine.

      Resignation and Removal of Depositary. The Depositary may resign at any time by giving us notice. We also may remove the Depositary at any time by giving it notice. We will appoint a successor Depositary prior to any such resignation or removal becoming effective. We must appoint a successor Depositary within 60 days after delivery of the notice of resignation or removal. The successor Depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

General

      Our Common Stock as of November 30, 1998 consisted of 500,000,000 authorized shares, par value $1.00 per share, of which there were 294,952,148 shares outstanding. Our Common Stock is traded on the New York Stock Exchange and the Boston Stock Exchange. The Bank, through its agent Boston EquiServe, is the transfer agent and registrar for our Common Stock.

      We may issue Common Stock from time to time. Our Board of Directors must approve the amount of stock we sell and the price for which it is sold. Holders of our Common Stock do not have any preferential rights or preemptive rights to buy or subscribe for capital stock or other securities that we may issue. Our Common Stock does not have any redemption or sinking fund provisions or any conversion rights.

      We issue shares of our Common Stock in connection with our dividend reinvestment and common stock purchase plan. We also issue shares in connection with our employee benefit, stock option and incentive plans (and those of our subsidiaries).

      When we issue shares of Common Stock, the shares will be fully paid and non-assessable. There is a provision of Massachusetts law (MGL Sec. 45, C.156B) that relates to distributions by us to our stockholders (other than a distribution of our stock). If we make a distribution when we are insolvent, or that renders us insolvent, then our stockholders would be required to pay back to us the amount of the distribution we made to them (or the portion of the distribution that caused us to become insolvent).

Liquidation

      If we liquidate, dissolve, or wind up, whether voluntarily or involuntarily, then you, as a holder of our Common Stock, would be entitled to share proportionally in any of our assets to which Common Stock holders are entitled when such events occur. Your rights, however, would rank behind those of our creditors and behind those of any holders of our Preferred Stock.

Voting

      If you are a holder of our Common Stock, you are entitled to one vote per share for all matters on which stockholders are entitled to vote. Our Common Stock has non-cumulative voting rights. This means holders of the majority of our shares can elect all of our directors.

Dividends

      If our Board of Directors declares a dividend (out of funds legally available for dividends), holders of our Common Stock are entitled to share equally (share for share) in such dividends whether they are payable in cash, stock or other property. We cannot pay any Common Stock dividends, however, until we have paid any accrued but unpaid Preferred Stock dividends.

Stockholder Rights Plan

      In 1990, our Board of Directors adopted a stockholder rights program and entered into a Rights Agreement with the Bank, as rights agent. Under the program, each of our common stockholders received a dividend of one Preferred Stock purchase right for each outstanding share of our Common Stock that the stockholder owned at the time of the rights dividend. We refer to these Preferred Stock purchase rights as the "rights." Each share of common stock issued after our common stockholders received the rights dividend has also received a right. As a result of our 2-for-1 stock split in June, 1998, the rights have been adjusted so that one-half of a right is associated with each currently outstanding share of our Common Stock. Each newly issued share of Common Stock will also have one-half of a right associated with it under the program. The rights trade automatically with our shares of Common Stock and become exercisable only under certain circumstances described below. The purpose of the rights is to encourage potential acquirors to negotiate with our Board of Directors prior to attempting a takeover bid and to provide our Board with leverage in negotiating on behalf of all of our stockholders the terms of any proposed takeover. The rights may have certain anti-takeover effects. They should not, however, interfere with any merger or other business combination approved by our Board of Directors.

      Until a right is exercised, the holder of a right will not have any rights as a stockholder. When the rights become exercisable, holders of the rights will be able to purchase from us a unit equal to one one-thousandth of a share of our Series D Junior Participating Preferred Stock at a price of $50 per unit, subject to adjustment. In general, the rights will become exercisable upon the earlier of:

    . ten days following a public announcement by us that a person or group has acquired (i) beneficial ownership of 15% or more of our Common Stock or (ii) voting securities representing 15% or more of the total voting power of the Company, or

    . ten business days (or a later date if determined by our Board) after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning (i) 15% or more of our Common Stock or (ii) voting securities representing 15% or more of the total voting power of the Company.

      In general, if a person or group becomes the beneficial owner of 15% or more of our Common Stock or of voting securities representing 15% or more of our total voting power, each right (other than those owned by that person or group) will then entitle its holder to receive, upon exercise, Common Stock equal to two times the exercise price of the right. We refer to this occurrence as a "flip-in event". A flip-in event does not occur if there is an offer for all of our outstanding shares of Common Stock and voting securities that our Board believes is fair to our stockholders and in the Company's best interest.

      In addition, at any time after a flip-in event, the Board may give rights holders (other than rights held by the person or group who triggered the flip-in event) the opportunity to exchange the rights for our Common Stock (one share of our Common Stock for each right). If after we announce that someone has acquired beneficial ownership of 15% or more of the Common Stock or voting securities representing 15% or more of the total voting power of the Company, we are acquired or more than 50% of our assets, cash flow or earning power is sold or transferred, then each right (other than those owned by the person or group who triggered the flip-in event), will entitle the holder to receive, upon exercise, shares of stock in that person or group having a value equal to two times the exercise price of the right.

      We may redeem the rights at $.01 per right at any time before the date that is ten days after the date in which 15% or more of our Common Stock or voting power is acquired. We may extend this redemption period at any time while the rights are still redeemable. The rights will expire at the close of business on July 12, 2000 unless we redeem or exchange them before that date.

      In December, 1998, our Board of Directors renewed the existing Rights Agreement by adopting a Renewed Rights Agreement. The terms of the Renewed Rights Agreement are substantially similar to those of the existing Rights agreement. Under the Renewed Rights Agreement, however, the exercise price will be $160 per unit and the beneficial ownership percentage relating to the exercisability of the rights will be 10%. The new rights will be issued effective with the expiration or earlier termination of the existing rights.

      The above description of the rights plan is not intended to be a complete description. For a full description of the rights plan, you should read the existing Rights Agreement, as amended through December 12, 1995, and the Renewed Rights Agreement. The existing Rights Agreement and the Renewed Rights Agreement are between us and the Bank as rights agent. A copy of the existing Rights Agreement is included as an exhibit to our Registration Statement on Form 8-A dated July 2, 1990 and our Annual Report on Form 10-K for the year ended December 31, 1996. A copy of the Renewed Rights Agreement is included as an exhibit to our Current Report on Form 8-K dated December 17, 1998. You may obtain a copy of these agreements at no charge by writing to us at the address listed on page 4.

                       DESCRIPTION OF CAPITAL SECURITIES

General

      A Prospectus Supplement may provide that we may issue Capital Securities in exchange for or upon conversion of Subordinated Securities or Preferred Stock of any series. "Capital Securities" may consist of Common Stock, perpetual Preferred Stock or, if the Board of Governors (or our primary federal banking regulator at that time) permits, our other Securities. The Prospectus Supplement relating to a series of Subordinated Securities or Preferred Stock which are exchangeable for or convertible into Capital Securities will contain a description of the Capital Securities.

Tender Offer Rules

      The SEC's rules and regulations relating to tender offers may be applicable to exchanges or conversions such as that of Capital Securities for Subordinated Securities or for Preferred Stock of any series. The applicable SEC rules are Rules 13e-4 and 14e-1. If Rule 13e-4 or Rule 14e-1 (or any successor rule or rules) applies to such transactions at the time of such exchange or conversion, we will comply with such rule and will afford holders of such Subordinated Securities or Preferred Stock all rights to which they are entitled. In addition, we will make all filings required by such rule.

                       DESCRIPTION OF SECURITIES WARRANTS

      We may issue Securities Warrants for the purchase of other Debt Securities or Preferred Stock or Common Stock. We may issue these Securities Warrants together with any Debt Securities or Preferred Stock or Common Stock offered by any Prospectus Supplement or we may issue them separately. We will issue Securities Warrants under Securities Warrant Agreements to be entered into between us and a bank or trust company, as the Securities Warrant Agent. The specific information will be set forth in the Prospectus Supplement relating to the particular issue of Securities Warrants. The form of Securities Warrant Agreement, including the form of certificates representing the Securities Warrant, is filed as an exhibit to the Registration Statement. The form reflects the alternative provisions that we may include in the Securities Warrant

Agreements that will be entered into with respect to particular offerings of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrant Certificates are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant Certificates including the definitions therein of certain terms. Wherever we refer to defined terms of the Securities Warrant Agreement, we intend that such defined terms shall be incorporated herein by reference.

General

      The Prospectus Supplement relating to the particular issue of Securities Warrants will describe the terms of the offered Securities Warrants, the Securities Warrant Agreement relating to the offered Securities Warrants and the Securities Warrant Certificates representing the offered Securities Warrants, including the following:

    (1) if we offer Securities Warrants for separate consideration, the offering price and the currency for which Securities Warrants may be purchased;

    (2) the designation, aggregate principal amount, currency and terms of the series of Debt Securities purchasable upon exercise of the offered Securities Warrants;

    (3) the designation, number, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Preferred Stock Warrants and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise;

    (4) the number of shares of Common Stock purchasable upon exercise of Common Stock Warrants and the price at which such number of shares of Common Stock may be purchased upon such exercise;

    (5) the date, if any, on and after which the offered Securities Warrants and the related Debt Securities and/or Preferred Stock and/or Common Stock will be separately transferable;

    (6) the date on which the right to exercise the offered Securities Warrants shall commence and the date on which such right shall expire;

    (7) a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the Securities Warrants;

    (8) whether we will issue the offered Securities Warrants represented by the Securities Warrant Certificates in registered or bearer form, and if registered, where they may be transferred and registered; and

    (9) any other terms of the offered Securities Warrants.

      A holder of Securities Warrant Certificates may exchange them on the terms specified in the Prospectus Supplement for new Securities Warrant Certificates of different denominations. A holder of Securities Warrants may exercise such Securities Warrants at the corporate trust office of the Securities Warrant Agent or at any other office indicated in the Prospectus Supplement relating to those Securities Warrants. Prior to exercising their Securities Warrants, holders of Securities Warrants will not have any of the rights of holders of the Debt Securities or Preferred Stock or Common Stock purchasable upon such exercise. The rights that a holder of Securities Warrants would not have prior to exercise include:

    (1) the right in the case of Debt Warrants to payments of principal of or any premium or interest, if any, on the Debt Securities purchasable upon such exercise, or to enforce covenants in the Indentures, and

    (2) the right in the case of Preferred Stock Warrants and Common Stock Warrants to receive payments of dividends or distributions of any kind, if any, on the Preferred Stock and Common Stock, respectively, or to exercise any applicable right to vote.

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

Exercise of Warrants

      Each Securities Warrant will entitle the holder to purchase a certain principal amount of Debt Securities or a certain number of shares of Preferred Stock or Common Stock, at a certain exercise price. In each case, we shall set forth this information in the Prospectus Supplement relating to the Securities Warrants. Your right to purchase the Securities will be contingent on your paying such exercise price in full in the currency and in the manner specified in the Prospectus Supplement. You may exercise your Securities Warrants at any time up to the close of business on the expiration date (or such later date to which we may extend such expiration date). Securities Warrants that you do not exercise will become void.

      We will forward the Debt Securities or Preferred Stock or Common Stock to you upon the exercise of the Securities Warrant after the Securities Warrant Agent receives (i) payment of the exercise price and (ii) the Securities Warrant Certificate properly completed and duly executed. If you exercise fewer than all of the Securities Warrants represented by such Warrant Certificate, we will issue you a new Securities Warrant Certificate for the remaining number of Securities Warrants.

                              PLAN OF DISTRIBUTION

      We may sell the offered Securities (i) through underwriters or dealers (including through BancBoston Robertson Stephens Inc., our wholly-owned subsidiary), (ii) directly to one or more purchasers, or (iii) through agents, including BancBoston Robertson Stephens. We will identify any such underwriter, dealer or agent involved in the offer and sale of the Securities in the related Prospectus Supplement. We will also include in the Prospectus Supplement the purchase price or prices of the offered Securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters' compensation.

      If underwriters are used in the sale, the offered Securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such offered Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the offered Securities if they purchase any of such offered Securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Offered Securities may also be sold directly by us or through agents designated by us. Unless indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.


      Underwriters, dealers and agents that participate in the distribution of the offered Securities may be underwriters as defined in the Securities Act of 1933, as amended (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered Securities by them may be treated as underwriting discounts and commissions under the Act.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

      BancBoston Robertson Stephens is our wholly-owned subsidiary. Accordingly, the distribution of Securities will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

      Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE and the BSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE and the BSE, subject to official notice of issuance. We may elect to list any other securities on an exchange, but we are not obligated to do so.

      Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the Securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the Securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue those activities at any time.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business. In connection with any particular distribution of Securities, we may enter into swaps or other hedging transactions with, or arranged by, an underwriter, dealer or agent participating in such distribution or one of their affiliates. The underwriter, dealer, agent or affiliate may receive compensation, trading gain or other benefits from such transaction.

                                 LEGAL OPINIONS

      Gary A. Spiess, who is our General Counsel and Clerk, will give an opinion on the validity of the Securities that we offer under this Prospectus. Brown & Wood LLP, New York, New York will pass upon certain legal matters relating to the offered Securities for the underwriters. Brown & Wood LLP will rely as to all matters of Massachusetts law on the opinion of Mr. Spiess. As of December 31, 1998, Mr. Spiess had a direct or indirect interest in 90,823 shares of our Common Stock and had options to purchase an additional 96,264 shares, of which options to purchase 64,027 shares will be exercisable within 60 days after December 31, 1998.

                                    EXPERTS

      PricewaterhouseCoopers LLP, independent accountants, audited our financial statements for the fiscal year ended December 31, 1997 incorporated by reference into this Prospectus and elsewhere into the registration statement. The financial statements contained in and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 1997 have been incorporated herein by reference in reliance upon the report set forth therein of, and upon the authority of, PricewaterhouseCoopers LLP as experts in accounting and auditing. The report of PricewaterhouseCoopers LLP contained in our 1997 Annual Report on Form 10-K includes an explanatory paragraph related to the restatement of our 1995 consolidated financial statements to retroactively reflect the acquisition of BayBanks, Inc., which we completed in July 1996 and which we accounted for as a pooling of interests.

      Any audited financial statements and schedules that we incorporate or that are deemed to be incorporated by reference into this Prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents of these accountants filed with the SEC.

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